Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

POSEIDON CONTAINERS HOLDINGS LLC

K&T MARINE LLC,

GLOBAL SHIP LEASE, INC.,

AND

THE OTHER PARTIES NAMED HEREIN

DATED AS OF OCTOBER 29, 2018

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EXHIBITS

Exhibit A:    Certificate of Designations

Exhibit B:    Directors

Exhibit C:    Officers

Exhibit D:     Per Poseidon Unitholder Merger Consideration

Exhibit E:    Per K&T Unitholder Merger Consideration

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger is made and entered into as of October 29, 2018, by and among:

•	Poseidon Containers Holdings LLC, a Marshall Islands limited liability company (“Poseidon Holdco”);

•	K&T Marine LLC, a Marshall Islands limited liability company (“K&T Holdco” and, together with Poseidon Holdco, each a “Company” and, collectively, the “Companies”);

•

solely for purposes of Article III, Article XI and Sections 5.2, 6.1 and 6.9, KEP VI (Newco Marine), Ltd., KIA VIII (Newco Marine), Ltd., Maas Capital Investments B.V., Management Investor Co. and Anmani Consulting Inc. (collectively, the “Company Unitholders”);

•	Global Ship Lease, Inc., a corporation organized under the laws of the Republic of the Marshall Islands (“GSL”);

•	GSL Sub One LLC, a Marshall Islands limited liability company and an indirect wholly-owned Subsidiary of GSL (“Poseidon Merger Sub”); and

•	GSL Sub Two LLC, a Marshall Islands limited liability company and an indirect wholly-owned Subsidiary of GSL (“K&T Merger Sub” and, together with Poseidon Merger Sub, the “Merger Subs”).

The term “Agreement” as used herein refers to this Agreement and Plan of Merger, as the same may be amended from time to time, and all Schedules and Exhibits hereto.

RECITALS

WHEREAS, the Company Unitholders collectively own all of the outstanding limited liability company interests of Poseidon Holdco (the “Poseidon Units”) and all of the outstanding limited liability company interests of K&T Holdco (the “K&T Units”);

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Companies, GSL and the Merger Subs have approved the acquisition of the Companies by GSL, by means of (i) a merger of Poseidon Merger Sub with and into Poseidon Holdco (the “Poseidon Merger”), with Poseidon Holdco continuing as the surviving company and an indirect wholly-owned Subsidiary of GSL and (ii) a merger of K&T Merger Sub with and into K&T Holdco (the “K&T Merger” and, together with the Poseidon Merger, each a “Merger” and, collectively, the “Mergers”), with K&T Holdco continuing as the surviving company and an indirect wholly-owned Subsidiary of GSL;

WHEREAS, a committee of disinterested directors (the “Special Committee”) established by the board of directors of GSL (the “GSL Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of GSL and its stockholders, (ii) declared advisable this Agreement and the transactions contemplated hereby, including each Merger, and (iii) recommended to the GSL Board that this Agreement and the transactions contemplated hereby be approved by the GSL Board;

WHEREAS, the GSL Board has (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of GSL and its stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, and (iii) adopted the recommendation by the Special Committee for the approval of this Agreement and the transactions contemplated hereby;

WHEREAS, all of the Company Unitholders have approved each Merger, adopted this Agreement and approved the transactions contemplated hereby;

WHEREAS, for U.S. federal income tax purposes, the parties intend that the Poseidon Merger and the K&T Merger each shall qualify as a “reorganization” within the meaning of Sections 368(a) of the Code, and this Agreement is intended to be, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Companies, GSL, the Merger Subs and, solely for purposes of Article III, Article XI and Sections 5.2, 6.1 and 6.9, the Company Unitholders, agree as follows:

ARTICLE I

THE MERGERS

1.1 The Mergers. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the Republic of the Marshall Islands Limited Liability Company Act (the “MILLCA” ), (a) Poseidon Merger Sub shall be merged with and into Poseidon Holdco and (b) K&T Merger Sub shall be merged with and into K&T Holdco. Following the Poseidon Merger, the separate existence of Poseidon Merger Sub will cease and Poseidon Holdco will continue its existence under the MILLCA as the surviving company in the Poseidon Merger (as such, the “Poseidon Surviving Company”). Following the K&T Merger, the separate existence of K&T Merger Sub will cease and K&T Holdco will continue its existence under the MILLCA as the surviving company in the K&T Merger (as such, the “K&T Surviving Company” and, together with the Poseidon Surviving Company, the “Surviving Companies ” and each, as applicable, the applicable “Surviving Company”).

1.2 Effective Time of the Mergers; Closing. As soon as practicable on the Closing Date (as defined below), (a) Poseidon Holdco and Poseidon Merger Sub shall cause to be filed a certificate of merger (the “Poseidon Certificate of Merger”) with the Office of the Registrar of Corporations of the Republic of the Marshall Islands (the “Marshall Islands Registrar”), which shall be in such form as is required by, and executed and acknowledged in accordance with, the MILLCA, (b) K&T Holdco and K&T Merger Sub shall cause to be filed a certificate of merger (the “K&T Certificate of Merger”) with the Marshall Islands Registrar, which shall be in such form as is required by, and executed and acknowledged in accordance with, the MILLCA, and (c) the Companies, GSL and the Merger Subs shall make all other filings or recordings required by the MILLCA in connection with each Merger. The Poseidon Merger and the K&T Merger shall become effective at such time as the Poseidon Certificate of Merger and the K&T Certificate of Merger, respectively, is duly filed with the Marshall Islands Registrar (or at such later date and time as may be mutually agreed upon by the Companies, GSL and the Merger Subs and specified in the Poseidon Certificate of Merger and K&T Certificate of Merger in accordance with the MILLCA). As used in this Agreement, the term “Effective Time” with respect to each Merger shall mean the date and time when such Merger becomes effective. Unless this Agreement has been terminated pursuant to Section 9.1, the closing of both Mergers (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY 10017, on November 16, 2018 (subject to the satisfaction or, to the extent permissible, waiver of the conditions set forth in Article VII), or at such other time, date and location as the Companies and GSL agree in writing (the “Closing Date”).

1.3 Effect of the Mergers.

(a) The Poseidon Merger shall have the effects set forth in this Agreement, the Poseidon Certificate of Merger, and the applicable provisions of the MILLCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, immunities, powers and purposes of Poseidon Holdco and Poseidon Merger Sub shall vest in the Poseidon Surviving Company and all liabilities, obligations and penalties of Poseidon Holdco and Poseidon Merger Sub shall become the debts, obligations, liabilities, restrictions and duties of the Poseidon Surviving Company.

(b) The K&T Merger shall have the effects set forth in this Agreement, the K&T Certificate of Merger, and the applicable provisions of the MILLCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, immunities, powers and purposes of K&T Holdco and K&T Merger Sub shall vest in the K&T Surviving Company and all liabilities, obligations and penalties of K&T Holdco and K&T Merger Sub shall become the debts, obligations, liabilities, restrictions and duties of the K&T Surviving Company.

1.4 Charter Documents; Directors and Officers.

(a) Prior to the Closing, GSL shall file with the Marshall Islands Registrar a Certificate of Designations for the Series C Preferred Stock in the form of Exhibit A hereto (the “Certificate of Designations”).

(b) GSL and the Companies shall take such actions as are necessary to provide that, at the Effective Time:

(i) the Board of Directors of GSL shall consist of eight (8) members, who shall be the individuals listed on Exhibit B and hereto who shall serve in the class of directors set forth opposite his or her name thereon (or if any such individual is unable or unwilling to serve at the time of Closing, a replacement individual selected by mutual agreement of the Companies and the GSL Board), in each case until their successors have been duly elected (collectively, the “New Directors”); and

(ii) the officers of GSL shall be the individuals identified in Exhibit C (or if any such individual is unable or unwilling to serve at the time of Closing, the New Directors shall appoint a mutually acceptable replacement for such office) (the “New Officers”).

(c) At the Effective Time, by virtue of the Mergers (i) the certificate of formation of each Company in effect immediately prior to the Effective Time shall be the certificate of formation of the applicable Surviving Company until amended in accordance with applicable Legal Requirements, and (ii) the limited liability company agreement of each Merger Sub in effect immediately prior to the Effective Time shall be the limited liability company agreement of the applicable Surviving Company (except the references to each Merger Sub’s name shall be replaced by references to the name of the applicable Surviving Company) until amended in accordance with applicable Legal Requirements.

1.5 Effect on Units. At the Effective Time:

(a) The Poseidon Units issued and outstanding immediately prior to the Effective Time shall, by virtue of the Poseidon Merger and without any action on the part of GSL, Poseidon Merger Sub, Poseidon Holdco or the holders thereof, be converted into the right to receive, with respect to each holder of Poseidon Units immediately prior to the Effective Time, such holder’s Per Poseidon Unitholder Merger Consideration. As of the Effective Time, all such Poseidon Units shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right of each holder of Poseidon Units immediately prior to the Effective Time to receive the Per Poseidon Unitholder Merger Consideration.

(b) The K&T Units issued and outstanding immediately prior to the Effective Time shall, by virtue of the K&T Merger and without any action on the part of K&T Merger Sub, GSL, K&T Holdco or the holders thereof, be converted into the right to receive, with respect to each holder of K&T Units immediately prior to the Effective Time, such holder’s Per K&T Unitholder Merger Consideration. As of the Effective Time, all such K&T Units shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right of each holder of K&T Units immediately prior to the Effective Time to receive the Per K&T Unitholder Merger Consideration.

(c) All Incentive Units of each Company issued and outstanding immediately prior to the Effective Time shall, by virtue of the Mergers and without any action on the part of GSL, Merger Subs, the Companies or the holders thereof, be cancelled for no consideration. Anmani Consulting Inc., by its execution of this Agreement, hereby agrees to the foregoing treatment of the Incentive Units held by it in each Company.

(d) The limited liability company interests of Poseidon Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become limited liability company interests of the Poseidon Surviving Company with the same rights, powers and privileges as the limited liability company interests so converted and shall constitute the only outstanding limited liability company interests of the Poseidon Surviving Company. The limited liability company interests of K&T Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become limited liability company interests of the K&T Surviving Company with the same rights, powers and privileges as the limited liability company interests so converted and shall constitute the only outstanding limited liability company interests of the K&T Surviving Company.

(e) Notwithstanding the foregoing, if, between the date of this Agreement and the Effective Time, the outstanding shares of Class A Common Stock or Series C Preferred Stock shall have changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split or stock combination then, the Per Poseidon Unitholder Merger Consideration and Per K&T Unitholder Merger Consideration shall be correspondingly adjusted in an equitable manner to reflect such stock dividend, subdivision, reclassification, recapitalization, split or stock combination.

1.6 Triton Purpose Trust and Odyssia Purpose Trust. Immediately prior to the Effective Time, the Companies shall cause The Triton Purpose Trust’s interest in Triton and The Odyssia Purpose Trust’s interest in Odyssia to be repurchased for $75 each.

1.7 Effect on Class B Common Stock and Stock Units.

(a) Upon and after the Effective Time, by virtue of the Mergers and the transactions contemplated hereby and in accordance with the Fundamental Documents of GSL, the rights and privileges of the Class B Common Stock shall be the same as those of the Class A Common Stock. The outstanding shares of Class B Common Stock shall convert to Class A Common Stock on a one-for-one basis on the first day of the calendar quarter at least thirty (30) days after the Effective Time.

(b) Immediately prior to the Effective Time, by virtue of the Mergers and the transactions contemplated by this Agreement and in accordance with the Equity Incentive Plan, and without any action on the part of any holder of Stock Units, each then outstanding Stock Unit shall become fully vested and shall automatically terminate and be canceled in exchange for the right to receive one (1) share of Class A Common Stock. As of the Effective Time, each holder of a Stock Unit shall cease to have any rights with respect thereto, except the right to receive the one (1) share of Class A Common Stock into which such Stock Unit shall convert pursuant to this Section 1.7(b), which shall be paid as soon as practicable after the Effective Time in full satisfaction of all rights pertaining to such Stock Unit. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of GSL of the Stock Units that were outstanding immediately prior to the Effective Time.

1.8 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Poseidon Surviving Company with full right, title and possession to all assets, property rights, privileges, powers and franchises of Poseidon Holdco and Poseidon Merger Sub, the officers and managers of the Poseidon Surviving Company, in the name and on behalf of Poseidon Holdco and Poseidon Merger Sub, will take all such lawful and necessary action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the K&T Surviving Company with full right, title and possession to all assets, property rights, privileges, powers and franchises of K&T Holdco and K&T Merger Sub, the officers and managers of the K&T Surviving Company, in the name and on behalf of K&T Holdco and K&T Merger Sub, will take all such lawful and necessary action.

1.9 Contribution. Immediately following the Effective Time, GSL shall cause to be assigned, transferred, conveyed and contributed to the Poseidon Surviving Company, and the Poseidon Surviving Company shall accept, as a contribution to its capital, all of GSL’s and its Subsidiaries’ rights, obligations, title and interest in, to and under the limited liability company interests of the K&T Surviving Company.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

REGARDING THE COMPANIES

Each Company, severally and not jointly (as to itself and its Subsidiaries and not to the other Company or the other Company’s Subsidiaries), represents and warrants to GSL as set forth below in this Article II that (except as set forth in the disclosure schedules delivered by the Companies to GSL prior to the execution of this Agreement):

2.1 Organization and Qualification.

(a) Such Company is a limited liability company duly organized, validly existing and in good standing under the laws of the Republic of the Marshall Islands and has the power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Such Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders from Governmental Entities (the “Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to be material to the Companies. Complete and correct copies of the Fundamental Documents of each Company, as amended and currently in effect, have been heretofore delivered to GSL.

(b) Such Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to be material to the Companies.

2.2 Subsidiaries.

(a) Such Company does not have any direct or indirect Subsidiaries other than those listed in Schedule 2.2(a). Except for the Subsidiaries so listed, such Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment (in the form of a loan, capital contribution or otherwise) in any other Person.

(b) Each Subsidiary of such Company that is a corporation, limited partnership or limited liability company is duly incorporated or organized, as the case may be, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization (as listed in Schedule 2.2(a)) and has the requisite corporate, partnership or limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary of such Company is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to be material to the Companies. Complete and correct copies of the Fundamental Documents of each Subsidiary of such Company, as amended and currently in effect, have been heretofore delivered to GSL.

(c) Each Subsidiary of such Company is duly qualified or licensed to do business as a foreign corporation, limited partnership or limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to be material to the Companies.

2.3 Capitalization.

(a) The authorized and outstanding Equity Interests of such Company and the beneficial owners of such Equity Interests are set forth in Schedule 2.3(a).

(b) The authorized and outstanding Equity Interests of each Subsidiary of such Company are set forth in Schedule 2.3(b). Such Company owns all of the outstanding Equity Interests of each such Subsidiary, free and clear of all Liens (other than Company Permitted Liens), either directly or indirectly through one or more other Subsidiaries.

(c) All outstanding Equity Interests of such Companies and its Subsidiaries (i) are validly issued, fully paid and non-assessable and (ii) have been issued in compliance with all Legal Requirements and all applicable Fundamental Documents.

(d) There are no Commitments or agreements of any character to which such Company or any of its Subsidiaries is a party or by which it is bound obligating such Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any Equity Interests of such Company or any of its Subsidiaries or obligating such Company or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such Commitment.

(e) Except as contemplated by this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which such Company or any of its Subsidiaries is a party or by which such Company is bound, with respect to any Equity Interest of such Company or any of its Subsidiaries.

(f) There is no outstanding Indebtedness of such Company or any of its Subsidiaries having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which equityholders of such Company or any of its Subsidiaries may vote.

2.4 Authority Relative to this Agreement. Such Company has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby (including the applicable Merger). The execution and delivery of this Agreement and the consummation by such Company of the transactions contemplated hereby (including the applicable Merger) have been duly and validly authorized by all necessary action on the part of such Company and the holders of its Equity Interests. This Agreement has been duly and validly executed and delivered by such Company, and assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of such Company, enforceable against such Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by such Company does not, and the performance of this Agreement by such Company shall not, (i) conflict with or violate the Fundamental Documents of such Company or its Subsidiaries, (ii) conflict with or violate any Legal Requirements applicable to such Company or its Subsidiaries, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair any of such Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration, redemption or cancellation of, or result in the creation of a Lien (other than Company Permitted Liens) on any of the properties or assets of such Company or any of its Subsidiaries pursuant to, any Material Company Contracts that such Company or its Subsidiaries are a party to, or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Material Company Contract that such Company or its Subsidiaries are a party to, including any “change in control” or similar provision of any such Contract, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually or in the aggregate, reasonably be expected to be material to the Companies.

(b) Assuming the accuracy of the representations and warranties set forth in Section 3.2(b) and Section 4.5(b), the execution and delivery of this Agreement by such Company does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental

Entity, except (i) for the filing and recordation of appropriate merger or other documents as required by the MILLCA and by relevant authorities of other jurisdictions in which such Company is qualified to do business (including the Poseidon Holdco Certificate of Merger and the K&T Holdco Certificate of Merger), (ii) for the filing of any notifications required under any applicable anti-competition laws, and the expiration of the required waiting period thereunder, (iii) any consents, approvals, authorizations, filings or exemptions in connection with compliance with the rules and regulations of the SEC and NYSE, and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to be material to the Companies.

2.6 Compliance.

(a) Neither such Company nor any of its Subsidiaries is in breach or violation of, or in default under (nor has any event occurred which, with notice, lapse of time or both, would result in any breach or violation of, constitute a default under), (i) its Fundamental Documents, (ii) any Legal Requirements, (iii) any rule or regulation of any Governmental Entity, or (iv) any Order applicable to it or any of its properties, except in the case of the foregoing clauses (other than clause (i)) as would not, individually or in the aggregate, reasonably be expected to be material to the Companies.

(b) Neither such Company nor any of its Subsidiaries nor, to the Knowledge of such Company, any director, officer, agent, employee or Affiliate of such Company or any of its Subsidiaries, is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “Foreign Corrupt Practices Act”).

(c) No action, suit or proceeding by or before any Governmental Entity involving such Company or any of its Subsidiaries or any of their respective Company Vessels with respect to the money laundering statutes of any jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity, is pending, or to the Knowledge of such Company, threatened.

(d) Neither such Company nor any of its Subsidiaries nor, to the Knowledge of such Company, any director, officer, agent, employee or Affiliate of any Company or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

2.7 Financial Statements.

(a) The financial statements set forth in Schedule 2.7 (the “Financial Statements”) present fairly in all material respects the consolidated financial position, results of operations and cash flows of each of Poseidon Holdco, Triton and Odyssia and their respective Subsidiaries as of the dates and for the periods indicated therein, and, except as indicated in the notes thereto, have been prepared in conformity with U.S. GAAP applied on a consistent basis during the periods involved, except that the unaudited interim financial statements were, are or will be subject to normal year-end adjustments which were not or are not expected to be material to the Companies.

(b) Such Company maintains a system of internal accounting processes sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

2.8 No Undisclosed Liabilities. Such Company and its Subsidiaries have no Liabilities of a nature required to be disclosed on a balance sheet or in the related notes to financial statements prepared in accordance with U.S. GAAP, except (a) Liabilities provided for in or otherwise disclosed in the most recent balance sheet included in the Financial Statements or in the notes thereto, (b) Liabilities arising in the Ordinary Course of such Company’s business since the date of such balance sheet, (c) Liabilities arising under Contracts (other than Liabilities for breach of Contract), (d) Liabilities arising in connection with entering into and consummating the transactions contemplated by this Agreement, (e) Liabilities disclosed in the disclosure schedules delivered to GSL in connection with the execution of this Agreement, and (f) other Liabilities that are not, in the aggregate, material to the Companies.

2.9 Absence of Certain Changes or Events. Since December 31, 2017 (i) such Company and its Subsidiaries have conducted their business in the Ordinary Course, and (ii) there has not been (x) any Material Adverse Effect on the Companies and their Subsidiaries, taken as a whole, or (y) any action taken by such Company or its Subsidiaries which, if it would have been taken after the date of this Agreement, would have required the consent of GSL under Section 5.1(a) through (t).

2.10 Litigation. There are no Proceedings pending or, to the Knowledge of the Companies, threatened to which such Company or any of its Subsidiaries or any of their respective directors or officers is or would be a party or of which any of their respective properties or assets is or would be subject at law or in equity, before or by any Governmental Entity, except any such Proceeding which, if resolved adversely to such Company or any of its Subsidiaries, would not, individually or in the aggregate, reasonably be expected to be material to the Companies. There is no material unsatisfied judgment, penalty or award against such Company or any of its Subsidiaries. Neither such Company nor any of its Subsidiaries is subject to any Orders.

2.11 Benefit Plans.

(a) Set forth in Schedule 2.11(a) is a true and complete list of the Employee Benefit Plans maintained, sponsored or contributed to by any Company or any of its Subsidiaries for the benefit of any current independent contractor or employee of any Company or any of its Subsidiaries (the “Company Plans”). All benefits, contributions and premiums relating to each Company Plan have been timely paid or made in accordance with the terms of such Company Plan and the terms of all applicable Legal Requirements and any related agreement.

(b) Each Company Plan has been established and administered in accordance, in all material respects, with its terms and applicable Legal Requirements. Each Company Plan that is required to be registered has been registered and has been maintained in good standing with applicable Governmental Entities. No Company Plan is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code or other U.S. Legal Requirements.

(c) The consummation of the transactions contemplated hereby (either alone or in connection with any termination of employment following the Closing) shall not (i) entitle any current or former employee or officer of such Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation or benefit due any such employee or officer, or (iii) require such Company or any of its Subsidiaries to fund any vehicle for the benefit of any of their respective employees.

2.12 Labor Matters. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Companies, (i) there is (A) no grievance or arbitration proceeding arising out of or under collective bargaining agreements pending or, to the Knowledge of the Companies, threatened against such Company or any of its Subsidiaries and (B) no strike, labor dispute, slowdown or stoppage pending or, to the Knowledge of any Company, threatened against such Company or any of its Subsidiaries, (ii) to the Knowledge of the Companies, no union organizing activities are currently taking place concerning the employees of such Company or any of its Subsidiaries and (iii) there has been no violation of any Legal Requirements relating to discrimination in the hiring, promotion or pay of employees, any applicable wage or hour laws concerning the employees of such Company or any of its Subsidiaries. Neither such Company nor any of its Subsidiaries is a party to any collective bargaining agreement or any other type of collective agreement with any type of local, national or supranational workers’ representatives.

2.13 Vessels; Property.

(a) Schedule 2.13(a) sets forth the name, owner, flag state of registration (including any bareboat registration), charterer, International Maritime Organization number and call sign, classification society, year of construction, date of last special survey, capacity (gross tonnage or deadweight tonnage, as specified therein), hull type and date of last drydocking and details of any warranty claims for all of the vessels currently owned by any Company or its Subsidiaries (the “Company Owned Vessels”) or chartered-in by any Company or its Subsidiaries pursuant to charter arrangements (the “Company Leased Vessels” and, together with the Company Owned Vessels, collectively the “Company Vessels”). Each Company Owned Vessel is owned directly by the applicable Subsidiary of a Company as set forth on Schedule 2.13(a) and such Subsidiary has good and marketable title to the applicable Company Vessel owned by it, free and clear of all Liens (other than Company Permitted Liens). Each Company Owned Vessel listed on Schedule 2.13(a) is duly registered in the name of the Subsidiary that owns it under the laws and regulations and the flag of such Company Owned Vessel’s flag state (as set forth on Schedule 2.13(a)) and no other action is necessary to establish and perfect such Subsidiary’s title to and interest in the applicable Company Owned Vessel as against any charterer or third party.

(b) Each Company Vessel is (i) adequate and suitable for use by each applicable Company and its Subsidiaries in its business as presently conducted by it in all material respects; (ii) seaworthy in all material respects for hull and machinery insurance warranty purposes and is in good running order and repair; (iii) in the same condition in all material respects as such Company Vessel was at the time of inspection by GSL, fair wear and tear excepted; (iv) insured against all material risks, and in amounts, consistent with common industry practices; (v) in compliance in all material respects with all applicable Legal Requirements, including, but not limited to MTSA, ISM and ISPS Codes; (vi) certified by a member of the International Association of Classification Societies to be in class, without overdue condition or recommendation, free of average damage affecting such Company Vessel’s class and with classification certificates and national certificates, as well as all other certificates such Company Vessel had at the time of such inspection, valid and unextended without material condition or recommendation by a classification society and with an unexpired term of at least three (3) months, and (vii) free and clear of arrest and detention. To the Knowledge of the Companies, including by reason of classification society reports, any current condition of class or recommendation existing on any Company Vessel, or any current suspension of a Company Vessel from its class is set forth on Schedule 2.13(b).

(c) There is no Contract, option or commitment or other right or understanding in favor of, or held by, any Person to acquire any Company Vessel, and there is no material Liability, debt or obligation of or claim against any Company Vessel.

(d) Since December 31, 2017, (i) there has not been a material partial loss or total loss of or to any of the Company Vessels, whether actual or constructive, (ii) no Company Vessel has been arrested or requisitioned for title or hire and (iii) none of such Company and its Subsidiaries, as a whole, has sustained any material loss or interference with its respective business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or Order.

(e) Such Company and its Subsidiaries, in the aggregate, have good and valid title to, or a valid interest in, all of their respective material tangible personal assets, free and clear of all Liens, other than (i) Company Permitted Liens or (ii) Liens that individually or in the aggregate, do not materially interfere with the ability of such Company or its Subsidiaries to conduct its business as currently conducted.

(f) Neither such Company nor any of its Subsidiaries owns or leases any real property.

2.14 Taxes.

(a) All material Tax Returns required to be filed by or on behalf of such Company or any of its Subsidiaries by applicable Tax laws prior to the date hereof have been timely filed. All material Tax Returns filed by such Company or any of its Subsidiaries are true, correct and complete in all material respects. All material Taxes required to be withheld by, or due and payable of such Company and its Subsidiaries (whether or not reflected on any such Returns) have been timely withheld and/or paid in full.

(b) As of the applicable date of the Financial Statements, neither such Company nor any of its Subsidiaries had any material liability for any unpaid Taxes which was not properly accrued for or reserved on the balance sheets included in the Financial Statements (without taking into account any reserve for deferred taxes).

(c) There are no material Liens for Taxes with respect to any of the assets or properties of such Company or any of its Subsidiaries (other than Company Permitted Liens).

(d) Neither such Company nor any of its Subsidiaries has extended the period for the assessment or collection of any material unpaid Tax. No audit or other examination of any Tax Return of such Company or any of its Subsidiaries by any Tax authority is in progress, nor has such Company been notified in writing of any request for such an audit or other examination.

(e) Neither such Company nor any of its Subsidiaries (A) is a party to or is bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (other than with such Company or any of such Subsidiaries or any contract the primary subject matter of which is not Taxes) (including, without limitation, any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Tax authority); (B) is or has ever been a member of an group of companies filing a combined, unitary, consolidated or similar Tax Return; or (C) has any liability for Taxes of any person arising from the application of Treasury Regulation 1.1502-6 or any analogous provision of state, local or foreign law, or a transferee or successor.

(f) Neither such Company nor any of its Subsidiaries will be required to include in a taxable period ending after the Closing Date any material taxable income attributable to income that accrued, but was not recognized, in a Pre-Closing Tax Period, as a result of a method of accounting adjustment, the installment method of accounting, the long-term contract method of accounting, the cash method of accounting, any comparable provision of state, local, or foreign Tax law, or for any other reason.

(g) Each of Poseidon Holdco and K&T Holdco is treated as an association taxable as a corporation for U.S. federal income tax purposes.

(h) None of the Companies or their respective Subsidiaries has taken or agreed to take any action that would (and none of them is aware of any fact, event, agreement, plan or other circumstance that would) prevent the Intended Tax Treatment.

2.15 Environmental Matters. Such Company and its Subsidiaries and their respective properties, assets and operations are in compliance with, and such Company and each of its Subsidiaries hold all permits, authorizations and approvals required under Environmental Laws (as defined below), except to the extent that failure to so comply or to hold such permits, authorizations or approvals would not, individually or in the aggregate, reasonably be expected to be material to the Companies. To the Knowledge of the Companies, there are no past or present events, conditions, circumstances, activities, practices, actions, omissions or plans that could reasonably be expected to give rise to any material costs or liabilities to such Company or any of its Subsidiaries under, or to interfere with or prevent compliance by such Company or any of its Subsidiaries with, Environmental Laws, in any such case, in a manner that is not materially reflected in current operating costs or budgeted capital expenditures which have been made available to GSL. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Companies, neither such Company nor any of its Subsidiaries (a) is the subject of any investigation, (b) has received any notice or claim, (c) is a party to or affected by any pending or, to the Knowledge of the Companies, threatened Proceeding, (d) is bound by any Order or (e) has entered into any agreement, in each case relating to any alleged violation of any Environmental Law or any actual or alleged release or threatened release or cleanup at any location of any Hazardous Materials (as defined below). As used herein, “Environmental Law” means any Legal Requirement relating to health, safety or the protection, cleanup or restoration of the environment or natural resources, including those relating to the distribution, processing, generation, treatment, storage, disposal, transportation, other handling or release or threatened release of Hazardous Materials, and “Hazardous Materials” means any material (including, without limitation, pollutants, contaminants, hazardous or toxic substances or wastes) that is regulated by or may give rise to liability under any Environmental Law.

2.16 Brokers. Except as to the advisor fees set forth in Schedule 2.16, neither such Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby.

2.17 Agreements, Contracts and Commitments.

(a) Schedule 2.17(a) sets forth a true, complete and accurate list of all Material Company Contracts in effect as of the date hereof.

(b) For purposes of this Agreement, the term “Material Company Contracts” shall mean all written Contracts and legally binding oral Contracts, to which any Company or any of its Subsidiaries is, as of the date hereof, a party or by or to which any of the properties or assets of any Company or any of its Subsidiaries are bound, subject or affected:

(i) providing for payments in any calendar year to or by any Company or any of its Subsidiaries in excess of US$250,000 in the aggregate that is not terminable by any Company or its Subsidiaries without penalty or cost within thirty (30) days or less;

(ii) under which or in respect of which any Company or any of its Subsidiaries presently has any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of US$250,000;

(iii) evidences any Indebtedness of any Company or any of its Subsidiaries;

(iv) which has the effect of restricting or limiting any Company or any of its Subsidiaries from freely engaging in any business or prohibiting or materially impairing any business practice of any Company or any of its Subsidiaries, any acquisition of property by any Company or any of its Subsidiaries or the conduct of business by any Company or any of its Subsidiaries as currently conducted, including any non-competition, no disparagement and non-interference agreements;

(v) which is a partnership agreement, limited liability company agreement, operating agreement, shareholder agreement or joint venture agreement or any agreement relating to the ownership, voting or disposal of any Equity Interests of any Person;

(vi) providing for the grant of any preferential rights to purchase or lease any asset of any Company or any of its Subsidiaries or providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of any Company or any of its Subsidiaries;

(vii) for the chartering or management of any Company Vessel;

(viii) relating to the acquisition (by merger, purchase of stock or assets or otherwise) by any Company or any of its Subsidiaries of any operating business or material assets or Equity Interests of any other Person, or the sale of any Company Vessel;

(ix) obligating any Company or any of its Subsidiaries to make payments, contingent or otherwise, arising out of the prior sale or acquisition of any business, assets or stock to or of any other Person;

(x) granting or purporting to grant, or otherwise in any way relating to, any interest (including a leasehold interest) in real property;

(xi) to which any Related Party of any Company is a party or to which any Related Party has an interest in or receives any benefit (in either case whether directly or indirectly); and

(xii) which is a construction contract, purchase contract, operating agreement, management agreement, pool agreement, crewing agreement, contract of affreightment, financial lease, sale/leaseback or option contract, in each case as may be material to any Company Vessel.

(c) True, correct and complete copies of all Material Company Contracts (or written summaries in the case of oral Material Company Contracts) have been provided to GSL prior to the date of this Agreement.

(d) Each of the Material Company Contracts to which such Company or any of its Subsidiaries is a party is valid, binding, enforceable and in full force and effect with respect to such Company and its Subsidiaries, and to the Knowledge of the Companies, the other parties thereto, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, except for any Material Company Contract that has expired or been terminated after the date hereof in accordance with its terms, and except as would not, individually or in the aggregate, be reasonably expected to be material to the Companies. Neither such Company (nor its applicable Subsidiary) nor, to the Knowledge of the Companies, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material Company Contract, and no party to any Material Company Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably expected to be material to the Companies.

2.18 Insurance. Such Company and each Subsidiary of such Company that currently owns a Company Vessel maintains, or has caused the technical manager of such Company Vessels to maintain for its benefit as of the date hereof and as of the date of each such Company Vessel’s acquisition, insurance or a membership in a mutual protection and indemnity association covering its properties, operations, personnel and businesses as deemed adequate by such Company or its Subsidiary, as the case may be; such insurance or membership insured, insures or will insure against such losses and risks to an extent which is adequate in accordance with customary industry practice to protect such Company Vessels; any such insurance or membership maintained was fully in force at the time of acquisition of such Company Vessels and will continue to be fully in force through the Effective Time; there are no material claims by such Company or any of its Subsidiaries under any insurance policy or instrument as to which any insurance company or mutual protection and indemnity association is denying liability or defending under a reservation of rights clause; neither such Company nor any of its Subsidiaries is currently required to make any material payment, or is aware of any facts that would require such Company or any of its Subsidiaries to make any material payment, in respect of a call by, or a contribution to, any mutual protection and indemnity association; and neither such Company nor any of its Subsidiaries has reason to believe that it will not be able to renew or cause to be renewed for its benefit any such insurance or membership in a mutual protection and indemnity association as and when such insurance or membership expires or is terminated.

2.19 Governmental Actions/Filings. Such Company and its Subsidiaries has all necessary licenses, permits, franchises, registrations, authorizations, consents and approvals and has made all necessary filings required under any applicable Legal Requirement, and has obtained all necessary licenses, permits, franchises, registrations, authorizations, consents and approvals from other Persons, in order to conduct their respective businesses and to own the applicable Company Owned Vessels and operate the applicable Company Vessels; neither such Company nor any of its Subsidiaries is in violation of, or in default under, or has received notice of any proceedings relating to revocation or modification of, any such license, permits, franchises, registrations, authorizations, consent or approval or any Legal Requirements or any Order applicable to such Company or any of its Subsidiaries, except where such violation, default, revocation or modification would not, individually or in the aggregate, reasonably be expected to be material to the Companies.

2.20 Related Party Transactions. Except as contemplated by this Agreement, no Related Party of such Company or any of its Subsidiaries (i) is a party to any Contract, or has otherwise entered into any transaction, understanding or arrangement, with such Company or any of its Subsidiaries or (ii) owns any property or right, tangible or intangible, which is used by such Company or any of its Subsidiaries.

2.21 Indebtedness. The outstanding Indebtedness of such Company and its Subsidiaries as of October 10, 2018 does not exceed the amount set forth on Schedule 2.21, and there has not occurred and still existing any uncured default or event of default under any Contract evidencing outstanding Indebtedness of such Company and its Subsidiaries that is described in subclauses (a), (b) or (g) of the definition of Indebtedness.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY UNITHOLDERS

Prior to the execution of this Agreement, each Company Unitholder, severally and not jointly and severally, represents and warrants to GSL with respect to such Company Unitholder (and only such Company Unitholder) as set forth below in this Article III:

3.1 Authority Relative to this Agreement. Such Company Unitholder has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby (including the applicable Merger). The execution and delivery of this Agreement and the consummation by such Company Unitholder of the transactions contemplated hereby (including the applicable Merger) have been duly and validly authorized by all necessary action on the part of such Company Unitholder. This Agreement has been duly and validly executed and delivered by such Company Unitholder, and assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of such Company Unitholder, enforceable against such Company Unitholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.2 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by such Company Unitholder does not, and the performance of such Company Unitholder’s obligations under this Agreement shall not, (i) conflict with or violate the Fundamental Documents of such Company Unitholder, (ii) conflict with or violate any Legal Requirements applicable to such Company Unitholder, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or result in the creation of a Lien (other than Company Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any Contracts to which such Company Unitholder is a party, or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any such Contract to which such Company Unitholder is a party, including any “change in control” or similar provision of any such Contract to which such Company Unitholder is a party, except, with respect to clauses (ii), (iii) and (iv) for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that are disclosed in the disclosure schedules delivered by the Companies to GSL hereunder or that would not, individually or in the aggregate, reasonably be expected to be material to the Companies or prevent consummation of the Mergers or otherwise prevent such Company Unitholder from performing its obligations under this Agreement.

(b) Assuming the accuracy of the representations and warranties set forth in Section 2.5(b) and Section 4.5(b), the execution and delivery of this Agreement by such Company Unitholder does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which such Company Unitholder is licensed or qualified to do business, (ii) any consents, approvals, authorizations, filings or exemptions in connection with compliance with the rules and regulations of the SEC and NYSE, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to be material to the Companies or prevent consummation of the Mergers or otherwise prevent such Company Unitholder from performing its obligations under this Agreement.

3.3 Investment.

(a) Such Company Unitholder is acquiring the shares of capital stock pursuant to the Mergers for investment for its own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act and, except for the transactions contemplated by the Amended and Restated Registration Rights Agreement by and among GSL, CMA CGM S.A., Michael Gross, Marathon Founders, LLC and certain of the Company Unitholders, it does not have any present intention to transfer such shares to any other person or entity and it shall not assign, encumber or dispose of any interest in such shares except in compliance with applicable securities laws.

(b) Such Company Unitholder understands that the shares of capital stock issued pursuant to the Mergers have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of such Company Unitholder’s investment intent as expressed herein.

(c) Such Company Unitholder understands that the shares of capital stock issued pursuant to the Mergers are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, it must hold such shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available.

(d) Such Company Unitholder understands that any certificates representing the shares of capital stock issued pursuant to the Mergers shall bear the following legends (as well as any legends required by applicable United States securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR GLOBAL SHIP LEASE, INC. THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

3.4 No Other Representations or Warranties. Other than the representations and warranties expressly contained in this Article III, the Company Unitholders make no other representations or warranties, express or implied, relating to the Companies or their respective Subsidiaries, the transactions contemplated hereby or any other matters, and any such other representation or warranty is hereby disclaimed.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF GSL

GSL represents and warrants to the Companies and the Company Unitholders as set forth below in this Article IV (except as set forth in the disclosure schedules delivered by GSL to the Companies prior to the execution of this Agreement and except as disclosed in the GSL SEC Reports filed with or furnished to the SEC during the period beginning on or after January 1, 2017 and ending five (5) days prior to the date of this Agreement (other than any risk factor disclosures or other similar cautionary or predictive statements therein)):

4.1 Organization and Qualification.

(a) GSL is a corporation duly incorporated, validly existing and in good standing under the laws of the Republic of the Marshall Islands and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. GSL is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to be material to GSL. Complete and correct copies of the Fundamental Documents of GSL, as amended and currently in effect, have been heretofore delivered to the Companies.

(b) GSL is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to be material to GSL.

4.2 Subsidiaries.

(a) GSL does not have any direct or indirect Subsidiaries other than those listed in Schedule 4.2(a). Except for the Subsidiaries so listed, GSL does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment (in the form of a loan, capital contribution or otherwise) in any other Person.

(b) Each Subsidiary of GSL that is a corporation, limited partnership or limited liability company is duly incorporated or organized, as the case may be, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization (as listed in Schedule 4.2(a)) and has the requisite corporate, partnership or limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary of GSL is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to be material to GSL. Complete and correct copies of the Fundamental Documents of each Subsidiary of GSL, as amended and currently in effect, have been heretofore delivered to the Company.

(c) Each Subsidiary of GSL is duly qualified or licensed to do business as a foreign corporation, limited partnership or limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to be material to GSL.

4.3 Capitalization.

(a) The authorized capital stock of GSL consists of 214,000,000 shares of Class A Common Stock, 20,000,000 shares of Class B Common Stock, 15,000,000 shares of Class C Common Stock and 1,000,000 shares of Preferred Stock. As of the date of this Agreement, 47,609,734 shares of Class A Common Stock, 7,405,956 shares of Class B Common Stock and 14,000 shares of Series B Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, and no shares of Class C Common Stock are issued and outstanding. GSL has 900,000 outstanding Stock Units, all of which are vested or will become vested at Closing.

(b) The authorized and outstanding Equity Interests of each Subsidiary of GSL are set forth in Schedule 4.3(b). GSL owns all of the outstanding Equity Interests of each Subsidiary, free and clear of all Liens (other than GSL Permitted Liens), either directly or indirectly through one or more other Subsidiaries.

(c) All outstanding Equity Interests of GSL and its Subsidiaries have been, and, upon issuance, all shares of Class A Common Stock and Series C Preferred Stock to be issued to the Company Unitholders pursuant to this Agreement will be (i) validly issued, fully paid and non-assessable, free of preemptive or similar rights in respect thereto, and (ii)issued in compliance with all Legal Requirements and all applicable Fundamental Documents. Assuming the accuracy of the representations and warranties set forth in Section 3.3, the offer and sale of the Class A Common Stock and Series C Preferred Stock to the Company Unitholders pursuant to this Agreement shall be qualified or exempt from the registration requirements of the Securities Act and the registration and/or qualification requirements of all applicable state securities laws.

(d) There are no Commitments or agreements of any character to which GSL or any of its Subsidiaries is a party or by which it is bound obligating GSL or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any Equity Interests of GSL or any of its Subsidiaries or obligating GSL or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such Commitment.

(e) Except as contemplated by this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which GSL or any of its Subsidiaries is a party or by which GSL is bound, with respect to any Equity Interest of GSL or any of its Subsidiaries.

(f) There is no outstanding Indebtedness of GSL or any of its Subsidiaries having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which the equityholders of GSL or any of its Subsidiaries may vote.

4.4 Authority Relative to this Agreement. GSL and each Merger Sub have all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby (including the applicable Merger). The execution and delivery of this Agreement and the consummation by GSL and each Merger Sub of the transactions contemplated hereby (including the applicable Merger) have been duly and validly authorized by all necessary corporate action on the part of GSL and each Merger Sub, and no other corporate proceedings on the part of GSL or any Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. No vote of GSL’s stockholders is required to consummate the transactions contemplated by this Agreement. The Special Committee has unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of GSL and its stockholders, (ii) declared advisable this Agreement and the transactions contemplated hereby, including the Mergers, and (iii) recommended to the GSL Board that this Agreement and the transactions contemplated hereby be approved by the GSL Board, which resolutions have not been subsequently rescinded, modified or amended in any respect. The GSL Board has unanimously (A) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of GSL and its stockholders, (B) declared advisable this Agreement and the transactions contemplated hereby, including the Mergers, and (C) adopted the recommendation by the Special Committee for the approval of this Agreement and the transactions contemplated hereby, which resolutions have not been subsequently rescinded, modified or amended in any respect. This Agreement has been duly and validly executed and delivered by GSL and each Merger Sub and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of GSL and each Merger Sub, enforceable against GSL and each Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by GSL and each Merger Sub does not, and the performance of this Agreement by GSL and each Merger Sub shall not, (i) conflict with or violate the Fundamental Documents of GSL or GSL’s Subsidiaries, (ii) conflict with or violate any Legal Requirements applicable to GSL or GSL’s Subsidiaries, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair GSL’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration, redemption or cancellation of, or result in the creation of a Lien (other than GSL Permitted Liens) on any of the properties or assets of GSL or any of its Subsidiaries pursuant to, any Material GSL Contracts, or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Material GSL Contract, including any “change in control” or similar provision of any such Contract, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually or in the aggregate, reasonably be expected to be material to GSL.

(b) Assuming the accuracy of the representations and warranties set forth in Section 2.5(b) and Section 3.2(b), the execution and delivery of this Agreement by GSL and each Merger Sub does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) the filing and recordation of appropriate merger or other documents as required by the MILLCA and by relevant authorities of other jurisdictions in which GSL or any Merger Sub is qualified to do business (including the Poseidon Holdco Certificate of Merger and the K&T Holdco Certificate of Merger), (ii) for the filing of any notifications required under any applicable anti-competition laws, and the expiration of the required waiting period thereunder, (iii) any consents, approvals, authorizations, filings or exemptions in connection with compliance with the rules and regulations of the SEC and NYSE and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to be material to GSL.

4.6 Compliance.

(a) Neither GSL nor any of its Subsidiaries is in breach or violation of, or in default under (nor has any event occurred which, with notice, lapse of time or both, would result in any breach or violation of, constitute a default under), (i) its Fundamental Documents, (ii) any Legal Requirements, (iii) any rule or regulation of any Governmental Entity, or (iv) any Order applicable to it or any of its properties, except in the case of the foregoing clauses (other than clause (i)) as would not, individually or in the aggregate, reasonably be expected to be material to GSL.

(b) Neither GSL nor any of its Subsidiaries nor, to the Knowledge of GSL, any director, officer, agent, employee or Affiliate of GSL or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act.

(c) No action, suit or proceeding by or before any Governmental Entity involving GSL or any of its Subsidiaries or any of the GSL Vessels with respect to the money laundering statutes of any jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity, is pending, or to the Knowledge of GSL, threatened.

(d) Neither GSL nor any of its Subsidiaries nor, to the Knowledge of GSL, any director, officer, agent, employee or Affiliate of GSL or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

4.7 SEC Filings; Financial Statements.

(a) Since January 1, 2017, GSL has filed all reports, registration statements and other documents, together with any amendments thereto, required to be filed under the Securities Act and the Exchange Act (all such reports, registration statements and documents are collectively referred to herein as the “GSL SEC Reports”). As of their respective filing dates, the GSL SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such GSL SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding unresolved comments received from the staff of the SEC with respect to any of the GSL SEC Reports. To the Knowledge of GSL, none of the GSL SEC Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(b) The financial statements (including, in each case, any related notes thereto) contained in the GSL SEC Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position, results of operations and cash flows of GSL and its Subsidiaries as of the dates and for the periods indicated therein, except that the unaudited interim financial statements were, are or will be subject to normal year-end adjustments which were not or are not expected to be material to GSL.

(c) GSL and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002. GSL maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) Since January 1, 2017, GSL has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE, and has not since January 1, 2017 received any notice asserting any non-compliance with the listing requirements of the NYSE.

4.8 No Undisclosed Liabilities. GSL and its Subsidiaries have no Liabilities of a nature required to be disclosed on a balance sheet or in the related notes to financial statements prepared in accordance with U.S. GAAP, except (a) Liabilities provided for in or otherwise disclosed in the most recent balance sheet included in the financial statements referenced in Section 4.7 or in the notes thereto, (b) Liabilities arising in the Ordinary Course of GSL’s business since the date of such balance sheet, (c) Liabilities arising under Contracts (other than Liabilities for breach of Contract), (d) Liabilities arising in connection with entering into and consummating the transactions contemplated by this Agreement, (e) Liabilities disclosed in the disclosure schedules delivered to the Companies in connection with the execution of this Agreement, and (f) other Liabilities that are not, in the aggregate, material to GSL.

4.9 Absence of Certain Changes or Events. Since December 31, 2017 (i) GSL and its Subsidiaries have conducted their business in the Ordinary Course, and (ii) there has not been (x) any Material Adverse Effect on GSL and its Subsidiaries, taken as a whole or (y) any action taken by GSL or its Subsidiaries which, if it would have been taken after the date of this Agreement, would have required the consent of the Companies under Section 5.1(a) through (t).

4.10 Litigation. There are no Proceedings pending or, to the Knowledge of GSL, threatened to which GSL or any of its Subsidiaries or any of their respective directors or officers is or would be a party or of which any of their respective properties or assets is or would be subject at law or in equity, before or by any Governmental Entity, except any such Proceeding which, if resolved adversely to GSL or any Subsidiary, would not, individually or in the aggregate, reasonably be expected to be material to GSL. There is no material unsatisfied judgment, penalty or award against GSL or any of its Subsidiaries. Neither GSL nor any of its Subsidiaries is subject to any Orders.

4.11 Benefit Plans.

(a) Set forth in Schedule 4.11(a) is a true and complete list of the Employee Benefit Plans maintained, sponsored or contributed to by GSL or any of its Subsidiaries for the benefit of any current independent contractor or employee of GSL or any of its Subsidiaries (the “GSL Plans”). All benefits, contributions and premiums relating to each GSL Plan have been timely paid or made in accordance with the terms of such GSL Plan and the terms of all applicable Legal Requirements and any related agreement.

(b) Each GSL Plan has been established and administered in accordance, in all material respects, with its terms and applicable Legal Requirements. Each GSL Plan that is required to be registered has been registered and has been maintained in good standing with applicable Governmental Entities. No GSL Plan is subject to ERISA, the Code or other U.S. Legal Requirements.

(c) The consummation of the transactions contemplated hereby (either alone or in connection with any termination of employment following the Closing) shall not (i) entitle any current or former employee or officer of GSL or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation or benefit due any such employee or officer, or (iii) require GSL or any of its Subsidiaries to fund any vehicle for the benefit of any of their respective employees.

4.12 Labor Matters. Except as would not, individually or in the aggregate, reasonably be expected to be material to GSL, (i) there is (A) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending or, to the Knowledge of GSL, threatened against GSL or any of its Subsidiaries ,and (B) no strike, labor dispute, slowdown or stoppage pending or, to the Knowledge of GSL, threatened against GSL or any of its Subsidiaries, (ii) to the Knowledge of GSL, no union organizing activities are currently taking place concerning the employees of GSL or any of its Subsidiaries and (iii) there has been no violation of any Legal Requirements relating to discrimination in the hiring, promotion or pay of employees, any applicable wage or hour laws concerning the employees of GSL or any of its Subsidiaries. Neither GSL nor any of its Subsidiaries is a party to any collective bargaining agreement or any other type of collective agreement with any type of local, national or supranational workers’ representatives.

4.13 Vessels; Property.

(a) Schedule 4.13(a) sets forth the name, owner, flag state of registration (including any bareboat registration), charterer, International Maritime Organization number and call sign, classification society, year of construction, date of last special survey, capacity (gross tonnage or deadweight tonnage, as specified therein), hull type and date of last drydocking and details of any warranty claims for all of the vessels currently owned by GSL and its Subsidiaries (the “GSL Owned Vessels”) or chartered-in by GSL or its Subsidiaries pursuant to charter arrangements (the “GSL Leased Vessels” and, together with the GSL Owned Vessels, collectively the “GSL Vessels”). Each GSL Owned Vessel is owned directly by the applicable Subsidiary of GSL as set forth on Schedule 4.13(a) and such Subsidiary of GSL has good and marketable title to the applicable GSL Vessel owned by it, free and clear of all Liens (other than GSL Permitted Liens). Each GSL Owned Vessel listed on Schedule 4.13(a) is duly registered in the name of the Subsidiary that owns it under the laws and regulations and the flag of such GSL Owned Vessel’s flag state (as set forth on Schedule 4.13(a)) and no other action is necessary to establish and perfect such Subsidiary’s title to and interest in the applicable GSL Owned Vessel as against any charterer or third party.

(b) Each GSL Vessel is (i) adequate and suitable for use by GSL and its Subsidiaries in its business as presently conducted by it in all material respects; (ii) seaworthy in all material respects for hull and machinery insurance warranty purposes and is in good running order and repair; (iii) in the same condition in all material respects as such GSL Vessel was at the time of inspection by the Companies, fair wear and tear excepted; (iv) insured against all material risks, and in amounts, consistent with common industry practices; (v) in compliance in all material respects with all applicable Legal Requirements, including, but not limited to MTSA, ISM and ISPS Codes; (vi) certified by a member of the International Association of

Classification Societies to be in class, without overdue condition or recommendation, free of average damage affecting such GSL Vessel’s class and with classification certificates and national certificates, as well as all other certificates such GSL Vessel had at the time of such inspection, valid and unextended without material condition or recommendation by a classification society and with an unexpired term of at least three (3) months, and (vii) free and clear of arrest and detention. To the Knowledge of GSL, including by reason of classification society reports, any current condition of class or recommendation existing on any GSL Vessel, or any current suspension of a GSL Vessel from its class is set forth on Schedule 4.13(b).

(c) There is no Contract, option or commitment or other right or understanding in favor of, or held by, any Person to acquire any GSL Vessel, and there is no material Liability, debt or obligation of or claim against any GSL Vessel.

(d) Since December 31, 2017, (i) there has not been a material partial loss or total loss of or to any of the GSL Vessels, whether actual or constructive, (ii) no GSL Vessel has been arrested or requisitioned for title or hire and (iii) none of GSL and its Subsidiaries, as a whole, has sustained any material loss or interference with its respective business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or Order.

(e) GSL and its Subsidiaries, in the aggregate, have good and valid title to, or a valid interest in, all of their respective material tangible personal assets, free and clear of all Liens, other than (i) GSL Permitted Liens or (ii) Liens that individually or in the aggregate, do not materially interfere with the ability of GSL or its Subsidiaries to conduct its business as currently conducted.

(f) Neither GSL nor any of its Subsidiaries owns or leases any real property.

4.14 Taxes.

(a) All material Tax Returns required to be filed by or on behalf of GSL or any of its Subsidiaries by applicable Tax laws prior to the date hereof have been timely filed. All material Tax Returns filed by GSL or any of its Subsidiaries are true, correct and complete in all material respects. All material Taxes required to be withheld by, or due and payable of, GSL and its Subsidiaries (whether or not reflected on any such Returns) have been timely withheld and/or paid in full.

(b) As of the applicable date of the latest GSL SEC Report, neither GSL nor any of its Subsidiaries had any material liability for any unpaid Taxes which was not properly accrued for or reserved on GSL’s balance sheets included in such GSL SEC Report (without taking into account any reserve for deferred taxes).

(c) There are no material Liens for Taxes with respect to any of the assets or properties of GSL or any of its Subsidiaries (other than GSL Permitted Liens).

(d) Neither GSL nor any Subsidiary has extended the period for the assessment or collection of any material unpaid Tax. No audit or other examination of any Tax Return of GSL or any of its Subsidiaries by any Tax authority is in progress, nor has GSL been notified in writing of any request for such an audit or other examination.

(e) Neither GSL nor any of its Subsidiaries (A) is a party to or is bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (other than with GSL or any such Subsidiaries or any contract the primary subject matter of which is not Taxes) (including, without limitation, any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Tax authority); (B) is or has ever been a member of an group of companies filing a combined, unitary, consolidated or similar Tax Return; or (C) has any liability for Taxes of any person arising from the application of Treasury Regulation 1.1502-6 or any analogous provision of state, local or foreign law, or a transferee or successor.

(f) Neither GSL nor any of its Subsidiaries will be required to include in a taxable period ending after the Closing Date any material taxable income attributable to income that accrued, but was not recognized, in a Pre-Closing Tax Period, as a result of a method of accounting adjustment, the installment method of accounting, the long-term contract method of accounting, the cash method of accounting, any comparable provision of state, local, or foreign Tax law, or for any other reason.

(g) GSL is treated as an association taxable as a corporation for U.S. federal income tax purposes.

(h) None of GSL or any of its Subsidiaries has taken or agreed to take any action that would (and none of them is aware of any fact, event, agreement, plan or other circumstance that would) prevent the Intended Tax Treatment.

4.15 Environmental Matters. GSL and its Subsidiaries and their respective properties, assets and operations are in compliance with, and GSL and each of its Subsidiaries hold all permits, authorizations and approvals required under, Environmental Laws, except to the extent that failure to so comply or to hold such permits, authorizations or approvals would not, individually or in the aggregate, reasonably be expected to be material to GSL. To the Knowledge of GSL, there are no past or present events, conditions, circumstances, activities, practices, actions, omissions or plans that could reasonably be expected to give rise to any material costs or liabilities to GSL or any Subsidiary under, or to interfere with or prevent compliance by GSL or any Subsidiary with, Environmental Laws, in any such case, in a manner that is not materially reflected in current operating costs or budgeted capital expenditures which have been made available to the Companies. Except as would not, individually or in the aggregate, reasonably be expected to be material to GSL, neither GSL nor any of its Subsidiaries (a) is the subject of any investigation, (b) has received any notice or claim, (c) is a party to or affected by any pending or, to the Knowledge of GSL, threatened Proceeding, (d) is bound by any Order or (e) has entered into any agreement, in each case relating to any alleged violation of any Environmental Law or any actual or alleged release or threatened release or cleanup at any location of any Hazardous Materials.

4.16 Brokers. Except as to the advisor fees set forth in Schedule 4.16, neither GSL nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby.

4.17 Agreements, Contracts and Commitments.

(a) Schedule 4.17(a) sets forth a true, complete and accurate list of all Material GSL Contracts in effect as of the date hereof.

(b) For purposes of this Agreement, the term “Material GSL Contracts” shall mean all written Contracts and legally binding oral Contracts to which GSL or any of its Subsidiaries is, as of the date hereof, a party or by or to which any of the properties or assets of GSL or any of its Subsidiaries are bound, subject or affected:

(i) providing for payments in any calendar year to or by GSL or any of its Subsidiaries in excess of US$250,000 in the aggregate that is not terminable by GSL or its Subsidiaries without penalty or cost within thirty (30) days or less;

(ii) under which or in respect of which GSL or any of its Subsidiaries presently has any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of US$250,000;

(iii) evidences any Indebtedness of GSL or any of its Subsidiaries;

(iv) which has the effect of restricting or limiting GSL or any of its Subsidiaries from freely engaging in any business or prohibiting or materially impairing any business practice of GSL or any of its Subsidiaries, any acquisition of property by GSL or any of its Subsidiaries or the conduct of business by GSL or any of its Subsidiaries as currently conducted, including any non-competition, no disparagement and non-interference agreements;

(v) which is a partnership agreement, limited liability company agreement, operating agreement, shareholder agreement or joint venture agreement or any agreement relating to the ownership, voting or disposal of any Equity Interests of any Person;

(vi) providing for the grant of any preferential rights to purchase or lease any asset of GSL or any of its Subsidiaries or providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of GSL or any of its Subsidiaries;

(vii) for the chartering or management of any GSL Vessel;

(viii) relating to the acquisition (by merger, purchase of stock or assets or otherwise) by GSL or any of its Subsidiaries of any operating business or material assets or Equity Interests of any other Person, or the sale of any GSL Vessel;

(ix) obligating GSL or any of its Subsidiaries to make payments, contingent or otherwise, arising out of the prior sale or acquisition of any business, assets or stock to or of any other Person;

(x) granting or purporting to grant, or otherwise in any way relating to, any interest (including a leasehold interest) in real property;

(xi) to which any Related Party of GSL is a party or to which any Related Party has an interest in or receives any benefit (in either case whether directly or indirectly); and

(xii) which is a construction contract, purchase contract, operating agreement, management agreement, pool agreement, crewing agreement, contract of affreightment, financial lease, sale/leaseback or option contract, in each case as may be material to any GSL Vessel.

(c) True, correct and complete copies of all Material GSL Contracts (or written summaries in the case of oral Material GSL Contracts) have been provided to the Companies prior to the date of this Agreement.

(d) Each of the Material GSL Contracts is valid, binding, enforceable and in full force and effect with respect to GSL and its Subsidiaries, and to the Knowledge of GSL, the other parties thereto, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, except for any Material GSL Contract that has expired or been terminated after the date hereof in accordance with its terms, and except as would not, individually or in the aggregate, be reasonably expected to be material to GSL. Neither GSL (or its applicable Subsidiary) nor, to the Knowledge of GSL, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material GSL Contract, and no party to any Material GSL Contract has given any written notice of any claim of any such breach, default or event, which would, individually or in the aggregate, reasonably be expected to be material to GSL.

4.18 Insurance. GSL and each Subsidiary of GSL that currently owns a GSL Vessel maintains, or has caused the technical manager of the GSL Vessels to maintain for its benefit as of the date hereof and as of the date of each GSL Vessel’s acquisition, insurance or a membership in a mutual protection and indemnity association covering its properties, operations, personnel and businesses as deemed adequate by GSL or its Subsidiary, as the case may be; such insurance or membership insured, insures or will insure against such losses and risks to an extent which is adequate in accordance with customary industry practice to protect the GSL Vessels; any such insurance or membership maintained was fully in force at the time of acquisition of such GSL Vessels and will continue to be fully in force through the Effective Time; there are no material claims by GSL or any of its Subsidiaries under any insurance policy or instrument as to which any insurance company or mutual protection and indemnity association is denying liability or defending under a reservation of rights clause; neither GSL nor any of its Subsidiaries is currently required to make any material payment, or is aware of any facts that would require

GSL or any Subsidiary to make any material payment, in respect of a call by, or a contribution to, any mutual protection and indemnity association; and neither GSL nor any of its Subsidiaries has reason to believe that it will not be able to renew or cause to be renewed for its benefit any such insurance or membership in a mutual protection and indemnity association as and when such insurance or membership expires or is terminated.

4.19 Governmental Actions/Filings. Each of GSL and its Subsidiaries has all necessary licenses, permits, franchises, registrations, authorizations, consents and approvals and has made all necessary filings required under any applicable Legal Requirement, and has obtained all necessary licenses, permits, franchises, registrations, authorizations, consents and approvals from other Persons, in order to conduct their respective businesses and to own the GSL Owned Vessels and operate the GSL Vessels; neither GSL nor any of its Subsidiaries is in violation of, or in default under, or has received notice of any proceedings relating to revocation or modification of, any such license, permits, franchises, registrations, authorizations, consent or approval or any Legal Requirements or any Order applicable to GSL or any of its Subsidiaries, except where such violation, default, revocation or modification would not, individually or in the aggregate, reasonably be expected to be material to GSL.

4.20 Related Party Transactions. Except as contemplated by this Agreement, no Related Party of GSL or any of its Subsidiaries (i) is a party to any Contract, or has otherwise entered into any transaction, understanding or arrangement, with GSL or any of its Subsidiaries or (ii) owns any property or right, tangible or intangible, which is used by GSL or any of its Subsidiaries.

4.21 Indebtedness.(a) The outstanding Indebtedness of GSL and its Subsidiaries as of October 10, 2018 does not exceed the amount set forth on Schedule 4.21, and there has not occurred and still existing any uncured default or event of default under any Contract evidencing outstanding Indebtedness of GSL and its Subsidiaries that is described in subclauses (a), (b) or (g) of the definition of Indebtedness.

ARTICLE V

CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1 Conduct of Business by the Company and GSL. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each Company shall and shall cause its Subsidiaries to, and GSL shall and shall cause its Subsidiaries to, except in each case to the extent that the other party shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), carry on their businesses in the usual, regular and Ordinary Course, in substantially the same manner as heretofore conducted, and use their commercially reasonable efforts to (i) preserve substantially intact their present business organization, (ii) keep available the services of their present officers and key employees, consultants and managers (provided that they shall not be obligated to increase the compensation of, or make any other payments or grant any concessions to, such Persons), (iii) keep in full force and effect all of their material insurance policies and (iv) preserve their relationships with significant customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings (provided, that they shall not be obligated to make any payments or grant any concessions to such Persons other than payments in the Ordinary Course). Furthermore, except as required or permitted by the terms of this Agreement, or as set forth in Schedule 5.1 of GSL’s or the Companies’ respective disclosure schedules delivered hereunder, without the prior written consent of GSL (with respect to any Company or its Subsidiaries) or the Companies (with respect to GSL or its Subsidiaries), as the case may be (which consents shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each Company shall not, and shall cause its Subsidiaries not to, and GSL shall not, and shall cause its Subsidiaries not to, do any of the following:

(a) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or Equity Interests or split, combine or reclassify any capital stock or Equity Interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or Equity Interests;

(b) Purchase, redeem or otherwise acquire, directly or indirectly, any capital stock or Equity Interests;

(c) Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or Equity Interests or any securities convertible into or exchangeable for shares of capital stock or Equity Interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock or Equity Interests or any securities convertible into or exchangeable for shares of capital stock or Equity Interests, or enter into other agreements or commitments of any character obligating it to issue any such securities or interests or convertible or exchangeable securities or interests;

(d) Except to the extent required to comply with its obligations hereunder or applicable Legal Requirements, amend its Fundamental Documents;

(e) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any vessels or any material assets, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services;

(f) Sell, lease, license, charter, encumber or otherwise dispose of any vessels or other properties or assets, except for (i) the chartering of vessels in the Ordinary Course so long as the duration of any such charter does not exceed twelve (12) months, and (ii) GSL Permitted Liens and Company Permitted Liens (as applicable);

(g) (A) Incur any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, (B) make any loans, advances or capital contributions to, or investments in, any other Person (other than pursuant to any Material GSL Contract or Material Company Contract, as the case may be, existing as of the date hereof), or (C) repay or satisfy any Indebtedness other than repayment of Indebtedness in accordance with the terms thereof;

(h) Adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement, pay any special bonus or special remuneration to any director, officer, employee or consultant, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except to the extent required to comply with any applicable Legal Requirement;

(i) Grant any severance, retention or termination pay to any officer, employee or consultant except pursuant to applicable Legal Requirements, or adopt any new severance plan, agreement or arrangement, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(j) Except in the Ordinary Course, pay, discharge, settle or satisfy any claims, Liabilities or obligations other than (i) such payment, discharge, settlement or satisfaction that does not exceed US$250,000 for any individual claim, Liability or obligation and US$1,000,000 in the aggregate, or (ii) Liabilities recognized or disclosed in the Financial Statements or in the most recent financial statements included in the GSL SEC Reports filed prior to the date of this Agreement;

(k) Modify, amend or terminate any Material GSL Contract or Material Company Contract, as the case may be, or waive, delay the exercise of, release or assign any material rights or claims thereunder, in each case outside the Ordinary Course;

(l) Except as required by IFRS or U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(m) Enter into any material Contract outside the Ordinary Course;

(n) Depart from any normal drydock and maintenance practices or discontinue replacement of spares in operating any vessel;

(o) Defer any scheduled maintenance on any vessel;

(p) Settle any Proceeding;

(q) Make or rescind any material Tax elections, settle or compromise any material income tax liability, agree to any extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, surrender any right to claim a refund, or, except as required by applicable Legal Requirement, materially change any method of accounting for Tax purposes or prepare or file any Tax Return in a manner inconsistent with past practice;

(r) Make more than US$250,000 of capital expenditures, in the aggregate;

(s) Enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, managers, consultants, stockholders, equityholders or Affiliates other than the payment of salary and benefits in the Ordinary Course; or

(t) Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 5.1(a) through (s).

5.2 Exclusivity. From the date of this Agreement until its termination pursuant to Section 9.1, neither the Companies nor any of their respective Subsidiaries, on the one hand, nor GSL or any of its respective Subsidiaries, on the other hand, shall, and such Persons shall use reasonable best efforts to cause each of their respective officers, directors, Affiliates, managers, consultant, employees, representatives and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction or (iii) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions involving GSL, the Companies or any of their respective Subsidiaries (other than the Mergers): (i) any merger, consolidation, share exchange, business combination or other similar transaction, or (ii) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of GSL, any Company or any of their respective Subsidiaries or 10% or more of any class or series of the capital stock or Equity Interests of GSL, any Company or any of their respective Subsidiaries in a single transaction or series of transactions. In the event that there is an unsolicited proposal for, or an indication of a serious interest in entering into, an Alternative Transaction, communicated in writing to the Companies or GSL or any of their respective Subsidiaries, representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within one (1) Business Day after receipt) advise the other parties to this Agreement orally and in writing of any Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the person making any such Alternative Proposal. The Companies and GSL, as applicable, shall keep the other parties informed on a reasonably current basis of material developments with respect to any such Alternative Proposal.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Public Announcements. Prior to the Effective Time, the Companies and their respective Subsidiaries, on the one hand, and GSL and its respective Subsidiaries, on the other hand, shall consult with each other before issuing any press release or public statement or making any other public disclosure related to this Agreement and the transactions contemplated hereby and will not issue any such press release or public statement or make any other public disclosure without the prior written consent of the other (which will not be unreasonably withheld, conditioned or delayed); provided that nothing in this Section 6.1 shall be deemed to prohibit any party hereto from making any disclosure necessary in order to satisfy such party’s disclosure obligations imposed by any Legal Requirements or any stock exchange, in which case, the party making such determination will, if practicable in the circumstances, use reasonable commercial efforts to allow the other parties reasonable time to comment on such disclosure in advance of its issuance. In addition to the foregoing, but subject to the proviso in the immediately preceding sentence, neither the Companies nor any of their respective Subsidiaries, on the one hand, nor GSL or any of its respective Subsidiaries, on the other hand, shall issue any press release or otherwise make any public statement or disclosure concerning any other party hereto or any other party’s business, financial condition or results of operations without the consent of such other (which will not be unreasonably withheld, conditioned or delayed).

6.2 Access; Inspection.

(a) Subject to applicable Legal Requirements and the Confidentiality Agreement, dated as of January 24, 2018, among Poseidon Holdco, Triton and GSL (the “Confidentiality Agreement”), each Company will, and will cause its Subsidiaries to, afford GSL and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of each Company and its Subsidiaries during the period prior to the Closing to obtain all information concerning the business, properties, results of operations and personnel of each Company and its Subsidiaries (including physical inspection of Company Vessels), as GSL may reasonably request. In addition, each of Poseidon Holdco, Triton and Odyssia shall provide to GSL, no later than forty-five (45) days following the end of any calendar quarter with copies of its quarterly consolidated balance sheet and related consolidated statements of income and cash flows for such quarter. No information or knowledge obtained by GSL in any investigation pursuant to this Section 6.2 will affect or be deemed to modify any representation or warranty contained herein.

(b) Subject to applicable Legal Requirements and the Confidentiality Agreement, GSL will, and will cause its Subsidiaries to, afford the Companies and their financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of GSL and its Subsidiaries during the period prior to the Closing to obtain all information concerning the business, properties, results of operations and personnel of GSL and its Subsidiaries (including physical inspection of GSL Vessels), as the Companies may reasonably request. In addition, GSL shall provide to the Companies, no later than forty-five (45) days following the end of any calendar quarter with copies of its quarterly consolidated balance sheet and related consolidated statements of income and cash flows for such quarter. No information or knowledge obtained by any Company in any investigation pursuant to this Section 6.2 will affect or be deemed to modify any representation or warranty contained herein.

(c) Notwithstanding anything to the contrary in this Agreement, neither the Companies nor GSL (nor any of their respective Subsidiaries) shall be required to provide the access described in sub-clauses (a) and (b) above or disclose any information if doing so is reasonably likely to (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (ii) violate any Contract to which it is a party or to which it is subject or applicable Legal Requirements.

6.3 Takeover Laws. GSL and each Company and their respective boards of directors or other governing bodies (including the Special Committee) shall grant such approvals and take all actions necessary so that no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (including Division 10 under the Marshall Islands Business Corporations Act) or similar provision contained in its Fundamental Documents is or may become applicable to this Agreement or to the transactions contemplated hereby.

6.4 Stock Exchange Listing. GSL shall take all actions, and do all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to ensure that the shares of Class A Common Stock (including such shares issuable upon conversion of the Series C Preferred Stock) to be issued to the Company Unitholders pursuant to this Agreement are listed on the NYSE prior to or as of the Effective Time.

6.5 Commercially Reasonable Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the Companies, GSL and the Merger Subs shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article VII to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings with Governmental Entities, if any, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, (iv) the defending of any Proceedings, whether judicial or administrative, concerning this Agreement and the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) Subject to applicable Legal Requirements relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of the Companies and their respective Subsidiaries, on the one hand, and GSL and its respective Subsidiaries, on the other hand, and their respective advisors, shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Mergers and the other transactions contemplated hereby.

6.6 Directors’ and Officers’ Indemnification and Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of GSL and each Company as provided in the applicable Fundamental Documents or in any indemnification agreements shall survive the applicable Merger and shall continue in full force and effect in accordance with their terms.

(b) For a period of six (6) years after the Closing Date, GSL shall cause to be maintained in effect the current policies of directors and officers liability insurance maintained by GSL and each Company, respectively (or tail policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous), with respect to claims arising from facts and events that occurred prior to the Closing Date; provided, however, that in no event will GSL be required to expend in any one year an amount in excess of 200% of the aggregate annual premiums currently paid by GSL and the Companies.

(c) If GSL or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of GSL assume the obligations set forth in this Section 6.6.

(d) The provisions of this Section 6.6 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of GSL or any Company or any of its Subsidiaries for all periods ending on or before the Closing Date and may not be changed with respect to any officer or director without his or her written consent.

6.7 Anti-competition Filings. If required pursuant to any anti-competition laws, as promptly as practicable after the date of this Agreement, each of the Companies and GSL (or, if applicable, their respective ultimate parents) shall each prepare and file the notification required of it thereunder in connection with the transactions contemplated by this Agreement and shall promptly and in good faith respond to all information requested of it by any applicable Governmental Entity in connection with such notification and otherwise cooperate in good faith with such Governmental Entity. Each of the Companies, on the one hand, and GSL, on the other hand, shall (a) promptly inform the other of any communication to or from any such Governmental Entity regarding the transactions contemplated by this Agreement, (b) give the other prompt notice of the commencement of any Proceeding by or before any such Governmental Entity with respect to such transactions and (c) keep the other reasonably informed as to the status of any such Proceeding.

6.8 Litigation.

(a) GSL shall promptly advise the Companies of any Proceeding commenced or, to the Knowledge of GSL, threatened against or involving GSL, any of its Subsidiaries or any of its officers or directors, or the Special Committee, relating to this Agreement or the transactions contemplated hereby and shall keep the Companies informed and consult with the Companies regarding the status of such Proceeding on an ongoing basis. GSL shall, and shall cause its Subsidiaries to, cooperate with and give the Companies the opportunity to consult with respect to the defense or settlement of any such Proceeding, and shall not agree to any settlement without the prior written consent of the Companies (which consent shall not be unreasonably withheld, conditioned or delayed).

(b) The Companies shall promptly advise GSL of any Proceeding commenced or, to the Knowledge of the Companies, threatened against or involving any of the Companies or any of their respective officers or managers, relating to this Agreement or the transactions contemplated hereby and shall keep GSL informed and consult with GSL regarding the status of the Proceeding on an ongoing basis. Each of the Companies shall cooperate with and give GSL the opportunity to consult with respect to the defense or settlement of any such Proceeding, and shall not agree to any settlement without the prior written consent of GSL (which consent shall not be unreasonably withheld, conditioned or delayed).

6.9 Related Party Contracts. Prior to or concurrently with the execution of this Agreement, but effective only as of the Closing, the Companies and the Company Unitholders shall (and shall cause their respective Affiliates to) terminate any Contract (other than those set forth on Schedule 6.9 of the Companies’ disclosure schedules delivered hereunder) between (i) any Company or its Subsidiaries, on the one hand, and (ii) any Related Party of any Company, on the other hand, or amend any such Contract so as to eliminate any further liability or obligation of the Companies or their respective Subsidiaries thereunder. In addition, prior to or concurrently with the execution of this Agreement, but effective only as of the Closing, GSL shall (and shall cause its respective Affiliates to) enter into one or more agreements terminate any Contract (other than those set forth on Schedule 6.9 of GSL’s disclosure schedules delivered hereunder) between GSL or any of its Subsidiaries, on the one hand, and any Related Party, on the other hand, or amend any such Contract so as to eliminate any further liability or obligation of GSL or its Subsidiaries thereunder. The Companies and GSL, as the case may be, shall have provided to each other reasonable evidence of such termination or amendment at or prior to the execution of this Agreement. For the avoidance of doubt, the Company Unitholders hereby consent to the amendment and restatement of the limited liability company agreement of each of Poseidon Holdco and K&T Holdco as provided in Section 1.4(c).

ARTICLE VII

CONDITIONS TO THE TRANSACTION

7.1 Conditions to Obligations of Each Party to Effect the Mergers. The respective obligations of each party to this Agreement to effect each Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Anti-competition Laws. All required waiting periods applicable to each Merger Sub, GSL, either Company or any ultimate parent entity thereof under any applicable anti-competition laws (if any) shall have expired.

(b) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Legal Requirement or Order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making either Merger illegal or otherwise prohibiting consummation of either Merger, on the terms contemplated by this Agreement.

7.2 Additional Conditions to Obligations of the Companies and Company Unitholders. The obligation of each Company and Company Unitholder to consummate and effect either Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Companies (on their own behalf and on behalf of the Company Unitholders):

(a) Representations and Warranties. The representations and warranties of GSL and each Merger Sub (i) contained in clause (x) of Section 4.9(ii) shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date, (ii) that are Fundamental Representations shall be true and correct in all material respects as of the date hereof and as of the Closing Date, with the same force and effect as if made on the Closing Date (or, if given as of a specific date, as of such date), other than the representations and warranties contained in Section 4.3(a), Section 4.3(b) and Section 4.21 which shall be true and correct (except for de minimis exceptions) as of the date hereof and as of the Closing Date, with the same force and effect as if made on the Closing Date (or, if given as of a specific date, as of such date), and (iii) set forth in this Agreement that are not described in clause (i) or clause (ii) above shall be true and correct in all respects (ignoring all materiality and Material Adverse Effect qualifications therein) as of the date hereof and as of the Closing Date, with the same force and effect as if made on the Closing Date (or, if given as of a specific date, as of such date), except for any inaccuracies in the representations and warranties described in this clause (iii) (ignoring all materiality and Material Adverse Effect qualifications therein) which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GSL and its Subsidiaries, taken as a whole. The Companies shall have received a certificate with respect to the foregoing signed on behalf of GSL by an authorized officer of GSL (the “GSL Closing Certificate”).

(b) Agreements and Covenants. GSL and each Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the GSL Closing Certificate shall include a provision to such effect.

(c) Material Adverse Effect. At any time on or after the date of this Agreement, there shall not have occurred any change, circumstance or event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on GSL and its Subsidiaries, taken as a whole.

(d) NYSE Listing. The shares of Class A Common Stock (including the shares issuable upon conversion of the Series C Preferred Stock) to be issued to the Company Unitholders pursuant to this Agreement shall have been approved for listing on the NYSE, subject to the completion of the Mergers.

(e) Certificate of Designations. The Certificate of Designations shall have been filed with the Marshall Islands Registrar and be in effect as of the Closing.

(f) Director and Officer Appointments. The New Directors and New Officers shall have been appointed to the GSL Board and/or to their respective offices of GSL, as the case may be, effective as of the Closing.

7.3 Additional Conditions to the Obligations of GSL. The obligation of GSL to consummate and effect each Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by GSL:

(a) Company Representations and Warranties. The representations and warranties of the Companies (i) contained in clause (x) of Section 2.9(ii) shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date, (ii) that are Fundamental Representations shall be true and correct in all material respects as of the date hereof and as of the Closing Date, with the same force and effect as if made on the Closing Date (or, if given as of a specific date, as of such date) other than the representations and warranties contained in Section 2.3(a), Section 2.3(b) and Section 2.21 which shall be true and correct (except for de minimis exceptions) as of the date hereof and as of the Closing Date, with the same force and effect as if made on the Closing Date (or, if given as of a specific date, as of such date), and (iii) set forth in this Agreement that are not described in clause (i) or clause (ii) above shall be true and correct in all respects (ignoring all materiality and Material Adverse Effect qualifications therein) as of the date hereof and as of the Closing Date, with the same force and effect as if made on the Closing Date (or, if given as of a specific date, as of such date), except for any inaccuracies in the representations and warranties described in this clause (iii) (ignoring all materiality and Material Adverse Effect qualifications therein) which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Companies and their respective Subsidiaries, taken as a whole. GSL shall have received a certificate with respect to the foregoing signed on behalf of each Company by an authorized officer of each such Company (each, the applicable “Company Closing Certificate”).

(b) Agreements and Covenants. The Companies shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and each Company Closing Certificate shall include a provision to such effect with respect to such Company.

(c) Material Adverse Effect. At any time on or after the date of this Agreement, there shall not have occurred any change, circumstance or event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Companies and their respective Subsidiaries, taken as a whole.

(d) Company Unitholder Representation and Warranties. The representations and warranties of the Company Unitholders (i) contained in Section 3.1 shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (or, if given as of a specific date, as of such date) and (ii) set forth in Article III (other than Section 3.1) shall be true and correct in all respects as of the date hereof and as of the Closing Date, with the same force and effect as if made on the Closing Date (or, if given as of a specific date, as of such date), except for any inaccuracies which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of such Company Unitholder to consummate the transactions contemplated hereby.

ARTICLE VIII

TAX MATTERS

8.1 Transfer Taxes. The Companies, GSL and the Merger Subs hereby agree that the applicable Surviving Company of each Merger shall pay all transfer, documentary, sales, use, registration and similar Taxes not based on net income together with any related fees, penalties, interest and additions to such Taxes (including all applicable real estate transfer or gains Taxes and stock transfer Taxes), incurred in connection with such Merger (“Transfer Taxes”). Each of the Companies, GSL and the Merger Subs shall use reasonable efforts to avail itself of any available exemptions from any Transfer Taxes, and shall cooperate with the other parties in a timely manner providing any information and documentation, including resale certificates, that may be necessary to obtain such exemptions.

8.2 Intended Tax Treatment. From and after the date of this Agreement and until the Effective Time, (a) each Company and GSL shall use its reasonable best efforts to ensure the Intended Tax Treatment, as defined below, and not take any action reasonably likely to prevent the Intended Tax Treatment; and (b) GSL shall use commercially reasonable efforts to permit Kelso & Company, L.P. or any of its Affiliates to obtain an opinion of Skadden, Arps, Slate, Meagher & Flom LLP that is addressed to Kelso & Company, L.P. or any of its Affiliates, on the basis of certain facts, representations and assumptions set forth in such opinion, dated as of the Closing Date, to the effect that for U.S. federal income tax purposes (i) the Poseidon Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and each of GSL, Poseidon Merger Sub and Poseidon Holdco will be treated as a “party to the reorganization” within the meaning of Section 368(b) of the Code, and (ii) the K&T Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and each of GSL, K&T Merger Sub and K&T Holdco will be treated as a “party to the reorganization” within the meaning of Section 368(b) of the Code (such tax treatment, together with the tax treatment described in the preceding clause (i), the “Intended Tax Treatment”), by executing letters of representation that are customary for the transactions contemplated by this Agreement and that are in form and substance acceptable to Skadden, Arps, Slate, Meagher & Flom LLP.

8.3 Cooperation. Each Company and GSL shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives to reasonably cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes, and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.

8.4 Withholding Rights. GSL shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made; provided, however, that absent a change in applicable law between the date of this Agreement and the Closing Date, GSL agrees that no withholding shall be required under this Agreement by GSL under applicable law. The Companies, GSL and the Merger Subs will use reasonable efforts to cooperate to minimize the amount of the withholding.

8.5 Coordination with Agreement. In the event the provisions of this Article VIII conflict with any other provisions of this Agreement, this Article VIII shall exclusively govern all matters concerning Taxes.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of GSL and the Companies at any time;

(b) by either GSL or the Companies if the Mergers shall not have been consummated by November 20, 2018 (the “Termination Date”) for any reason; provided, however, that such party’s right to terminate this Agreement under this Section 9.1(b) shall not be available if such party’s (or its Related Party’s) action or failure to act in breach of this Agreement, or other breach of this Agreement by such party or its Related Party, in each case, has been a principal cause of or resulted in the failure of either Merger to occur on or before the Termination Date;

(c) by either GSL or the Companies if a Governmental Entity shall have issued an Order, having the effect of permanently restraining, enjoining or otherwise prohibiting either Merger which Order is final and non-appealable;

(d) by the Companies, upon a material breach of any representation, warranty, covenant or agreement on the part of GSL or any Merger Sub set forth in this Agreement, or if any representation or warranty of GSL or any Merger Sub shall have become untrue, in either case such that the conditions set forth in Article VII would not be satisfied, provided, that if GSL proceeds in its sole discretion to cure such breach, then the Companies may not terminate this Agreement under this Section 9.1(d) for thirty (30) calendar days after delivery of written notice from the Companies to GSL of such breach (it being understood that the Companies may not terminate this Agreement pursuant to this Section 9.1(d) if any Company or any Company Unitholder shall have materially breached this Agreement or if such breach by GSL is cured during such thirty (30) calendar day period);

(e) by GSL, upon a material breach of any representation, warranty, covenant or agreement on the part of any Company or any Company Unitholder set forth in this Agreement, or if any representation or warranty of any Company or Company Unitholder shall have become untrue, in either case such that the conditions set forth in Article VII would not be satisfied, provided, that if any Company or Company Unitholder proceeds in its sole discretion to cure such breach, then GSL may not terminate this Agreement under this Section 9.1(e) for thirty (30) calendar days after delivery of written notice from GSL to the Companies of such breach (it being understood that GSL may not terminate this Agreement pursuant to this Section 9.1(e) if GSL shall have materially breached this Agreement or if such breach by such Company or Company Unitholder is cured during such thirty (30) calendar day period).

9.2 Notice of Termination; Effect of Termination.

(a) In the event of the termination of this Agreement as provided in Section 9.1, this Agreement (other than Sections 9.2 and 9.3 and Article X and the Confidentiality Agreement, each of which shall remain in effect) shall be of no further force or effect, each Merger shall be abandoned and there shall be no Liability on the part of any of the parties or their respective Related Parties; provided, that nothing herein shall relieve GSL, the Merger Subs or the Companies, as applicable, from Liability for any material breach of their respective obligations hereunder. For the avoidance of doubt, the Company Unitholders and their respective Related Parties (other than the Companies) shall have no liability for any such breach by either Company. The provisions of this Section 9.2 are intended to be for the benefit of, and shall be enforceable by, the Company Unitholders and their respective Related Parties and may not be changed with respect to any such Person without his, her or its written consent.

9.3 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided that, the fees and expenses of the advisors of GSL’s Related Parties identified in Schedule 9.3 of GSL’s disclosure schedules delivered hereunder which are incurred in connection with this Agreement and the transactions contemplated hereby may be paid by GSL, and the fees and expenses of the advisors of the Companies’ Related Parties identified in Schedule 9.3 of the Companies’ disclosure schedules delivered hereunder incurred in connection with this Agreement and the transactions contemplated hereby may be paid by the Companies.

ARTICLE X

DEFINED TERMS

Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph number in which definition of each such term is located:

Term	Section
Agreement	Preamble
Alternative Proposal	5.2
Alternative Transaction	5.2
Approvals	2.1(a)
Certificate of Designations	1.4(a)
Certificate of Merger	2.5(b)
Closing	1.2
Closing Date	1.2
Company	Preamble
Company Closing Certificate	7.3(a)
Company Leased Vessels	2.13(a)
Company Owned Vessels	2.13(a)

Company Plans	2.11(a)
Company Unitholders	Preamble
Company Vessels	2.13(a)
Confidentiality Agreement	11.4, 6.2(a)
Effective Time	1.2
Environmental Law	2.15
ERISA	2.11(b)
Financial Statements	2.7(a)
Foreign Corrupt Practices Act	2.6(b)
GSL	Preamble
GSL Board	Recitals
GSL Closing Certificate	7.2(a)
GSL Leased Vessels	4.13(a)
GSL Owned Vessels	4.13(a)
GSL Plans	4.11(a)
GSL SEC Reports	4.7(a)
GSL Vessels	4.13(a)
Hazardous Materials	2.15
Intended Tax Treatment	8.2
K&T Certificate of Merger	1.2
K&T Holdco	Preamble
K&T Merger	Recitals
K&T Merger Sub	Preamble
K&T Surviving Company	1.1
K&T Units	Recitals
Marshall Islands Registrar	1.2
Material Company Contracts	2.17(b)
Material GSL Contracts	4.17(b)
Merger	Recitals
Merger Sub	Preamble
Merger Subs	Preamble
Mergers	Recitals
MILLCA	1.1
New Directors	1.4(b)
New Officers	1.4(b)
Poseidon Certificate of Merger	1.2
Poseidon Holdco	Preamble
Poseidon Merger	Recitals
Poseidon Merger Sub	Preamble
Poseidon Surviving Company	1.1
Poseidon Units	RecitalsSpecial Committee Recitals
Surviving Companies	1.1
Surviving Company	1.1
Termination Date	9.1(b)
Transfer Taxes	8.1
Units	Recitals

In addition, the following terms shall have the following meaning:

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided, that the portfolio companies (other than the Companies) of any Person shall not be deemed Affiliates of such Person.

“Business Day” means (except as otherwise expressly set forth herein) a day other than Saturday, Sunday or other day on which commercial banks located in Athens, Greece, London, England, or New York, New York are authorized or required by applicable Law to close.

“Class A Common Stock” means Class A common shares of GSL, $0.01 par value per share.

“Class B Common Stock” means Class B common shares of GSL, $0.01 par value per share.

“Class C Common Stock” means Class C common shares of GSL, $0.01 par value per share.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commitment” means (a) options, warrants, call rights, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other Contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person’s Fundamental Documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

“Company Permitted Liens” means (i) Liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Financial Statements), (ii) statutory Liens of landlords and workers’, carriers’ and mechanics’ or other like Liens incurred in the Ordinary Course for amounts that are not yet due and payable or that are being contested in good faith (and for which adequate accruals or reserves have been established), (iii) Liens and encroachments which do not materially interfere with the present or proposed use, possession or enjoyment of the properties or assets to which such Lien relates, (iv) other maritime Liens incidental to the conduct of the business of the Companies and their respective Subsidiaries or the ownership of the Companies and their respective Subsidiaries’ property and assets, and which do not in the aggregate materially detract from the value of the Companies and their respective Subsidiaries’ assets or materially impair the use thereof in the operation of their business, or (v) Liens listed on Schedule 10.1(a).

“Contract” shall mean any agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or commitment.

“Employee Benefit Plan” means each pension, profit sharing, retirement, severance, medical insurance, life insurance, welfare (including retiree welfare), disability, deferred compensation, stock purchase, stock option, stock-based award, employment, consulting, change-in-control, retention, fringe benefit, bonus or incentive agreement, program, policy or other arrangement, including any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA.

“Equity Incentive Plan” means GSL’s 2008 Equity Incentive Plan, 2015 Equity Incentive Plan and any other outstanding equity incentive plan maintained by GSL or any of its Subsidiaries.

“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and any Commitments with respect thereto and (c) with respect to the foregoing or any other Person, any other direct or indirect equity ownership or participation in such Person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Fundamental Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Fundamental Documents” of a corporation would include its certificate or articles of incorporation and bylaws, the “Fundamental Documents” of a limited liability company would include its certificate of formation and its operating agreement and the “Fundamental Documents” of a limited partnership would include its certificate of limited partnership and its partnership agreement.

“Fundamental Representations” means the representations and warranties set forth in Sections 2.2(a), 2.3, 2.4, 2.16, 2.20, 2.21, 4.2(a), 4.3, 4.4, 4.16, 4.20, and 4.21.

“Governmental Entity” means any (i) region, state, county, municipality, city, town, village, district or other jurisdiction, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, self-regulatory organization or other entity and any court or other tribunal), (iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power of any nature (including the International Maritime Organization and the NYSE), (v) arbitral body or (vi) official of any of the foregoing.

“GSL Permitted Liens” means (i) Liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the financial statements contained in the GSL SEC Reports), (ii) statutory Liens of landlords and workers’, carriers’ and mechanics’ or other like Liens incurred in the Ordinary Course for amounts that are not yet due and payable or that are being contested in good faith (and for which adequate accruals or reserves have been established), (iii) Liens and encroachments which do not materially interfere with the present or proposed use, possession or enjoyment of the properties or assets to which such Lien relates, (iv) other maritime Liens incidental to the conduct of the business of GSL and its Subsidiaries or the ownership of GSL and its Subsidiaries’ property and assets, and which do not in the aggregate materially detract from the value of GSL and its Subsidiaries’ assets or materially impair the use thereof in the operation of their business, or (v) Liens listed on Schedule 10.1(b).

“Hedging Contracts” means any interest rate swap agreement, interest cap agreement, interest collar agreement, interest hedging agreement, foreign exchange contract, currency swap agreement or any agreement designed to protect against fluctuations in currency values.

“IFRS” means international financial reporting standards.

“Indebtedness” means, with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money, including all principal, interest, premiums, penalties, fees, expenses and overdrafts, whether short-term or long-term, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or bankers’ acceptances or similar instruments, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all capital or synthetic lease obligations, (f) obligations of such Person to pay the deferred purchase price of property or services (including obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person, but excluding trade payables incurred in the Ordinary Course), (g) all guarantees, whether direct or indirect, by such Person of Indebtedness or other obligations of others or Indebtedness of any other Person secured by any assets of such Person, (h) obligations of such Person under any Hedging Contract, (i) obligations of such Person with respect to any sale/leaseback or similar arrangement in respect of a vessel, (j) the liquidation value, accrued and unpaid dividends, prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock of such Person, (k) any transaction bonuses, change-in-control payments, severance payments, retention payments, incentive payments or similar payments arising in connection with the consummation of the transactions contemplated by this Agreement, and (l) all other obligations of a Person which would be required to be shown as indebtedness on a balance sheet of such Person prepared in accordance with IFRS or U.S. GAAP. For the avoidance of doubt, Indebtedness shall not include (i) any obligations under any banker’s acceptance or letter of credit to the extent undrawn or uncalled, (ii) any intercompany Indebtedness among the Companies and their respective Subsidiaries or among GSL and its Subsidiaries, as the case may be, and (iii) any endorsement of negotiable instruments for collection in the ordinary course of business.

“ISM Code” means the International Safety Management Code of the Safe Operating Ships and for Pollution Prevention constituted pursuant to Resolution A 741(18) of the International Maritime Organization and incorporated in the Safety of Life at Sea Convention.

“ISPS Code” means the International Ship and Port Security Code of the International Maritime Organization, including any amendments and extensions of this code and any regulation taken in application of this code.

“Knowledge of the Companies” or any similar phrase means the actual knowledge of the following persons: Georgios Giouroukos and Anastasios Psaropoulos.

“Knowledge of GSL” or any similar phrase means the actual knowledge of the following persons: Ian Webber and Thomas Lister.

“Legal Requirements” means any federal, state, local, municipal, foreign, maritime, international, supranational or other law, statute, constitution, principle of common law, ordinance, code, edict, decree, rule, regulation, ruling, convention, agreement or requirement enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (including any Maritime Guidelines).

“Liabilities” means all liabilities, whether secured or unsecured, accrued, contingent, known, absolute, inchoate or otherwise.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, pledge, option, restriction on transfer of title or voting, right of first refusal/offer, preemptive right, easement, servitude, right of way, community property interest, equitable interest, or other restriction or charge of any kind (including any title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any affiliate of the seller, or any agreement to give any security interest), whether or not relating to the extension of credit or the borrowing of money, whether imposed by Contract, Legal Requirement, equity or otherwise, except for any restrictions on transfer of securities arising under any applicable federal or state securities laws.

“Maritime Guidelines” means any United States, international or non-United States (including the Marshall Islands, Greece and France) rule, requirement or restriction concerning or relating to a vessel, and to which a vessel is subject and required to comply with, imposed or promulgated by any Governmental Entity, such vessel’s classification society or the insurer(s) of such vessel.

“Material Adverse Effect” when used in connection with an entity means any change, event, circumstance or effect, individually or when aggregated with other changes, events, circumstances or effects, that has or would be reasonably expected to (a) have a material adverse effect on the business, properties (including any vessels), financial condition, or results of operations of such entity and its Subsidiaries taken as a whole, or (b) prevent or materially interfere with such entity’s ability to perform its obligations under this Agreement or materially delay the ability of such entity to consummate the transactions contemplated by this Agreement; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (A) any change, event, circumstance or effect arising from or relating to (1) general business, economic or industry conditions, (2) national or international political or social conditions, (3) changes in IFRS or U.S. GAAP after the date hereof, (4) changes in Legal Requirements after the date hereof, (5) the taking of any action required by this Agreement (6) the negotiation, execution, announcement, pendency or performance of this Agreement or the Mergers (provided, that the exception in this subclause (6) shall not apply to any representation or warranty contained in Sections 2.5, 3.2 or 5.5 or to the determination of whether any inaccuracy in such representations or warranties would reasonably be expected to have (i) a Material Adverse Effect for purposes of Sections 7.2(a)(iii) or 7.3(a)(iii) or (ii) a material adverse effect for purposes of Section 7.3(d)), (7) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of the foregoing, or natural disasters, (8) any change in the market price or trading volume of the stock of GSL (it being understood that the facts giving rise or contributing to such change may be deemed to constitute, or be taken into account in determining whether there is or is reasonably likely to be a Material Adverse Effect) or (9) the failure of such entity to meet internal or analysts’ estimates, guidance, projections or forecasts of the results of operations of such entity (it being understood that the facts giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there is or no reasonably likely to be a Material Adverse Effect), except, in the case of subclauses (1), (2), (3), (4) and (7), for purposes of subclause (a), to the extent such change, event, circumstance or effect has a disproportionate adverse effect on such entity as compared to other Persons engaged in the same industry.

“MTSA” means the Maritime Transportation Security Act of 2002.

“NYSE” means the New York Stock Exchange.

“Odyssia” means Odyssia Containers Holdings LLC, a Marshall Islands limited liability company.

“Order” means any decree, injunction, judgment, order, quasi-judicial decision, award, ruling or writ of any Governmental Entity.

“Ordinary Course” means the ordinary course of business consistent with past practice.

“Per Poseidon Unitholder Merger Consideration” means, with respect to each holder of Poseidon Units immediately prior to the Effective Time, the number of shares of Class A Common Stock and Series C Preferred Stock set forth opposite the name of such holder on Exhibit D.

“Per K&T Unitholder Merger Consideration” means, with respect to each holder of K&T Units immediately prior to the Effective Time, the number of shares of Class A Common Stock and Series C Preferred Stock set forth opposite the name of such holder on Exhibit E.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date or, with respect to the portion of such period that ends on the Closing Date, any taxable period that includes (but does not end on) such date.

“Preferred Stock” means preferred shares of GSL, $0.01 par value per share.

“Proceeding” means any litigation, action, suit, claim and investigation or legal, administrative or arbitration proceeding before or by any Governmental Entity.

“Related Party” means, with respect to any Person, an officer, director, manager or Affiliate of such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series B Preferred Stock” means a series of Preferred Stock designated by the GSL Board as 8.75% Series B Cumulative Redeemable Perpetual Preferred Shares, $0.01 par value per share.

“Series C Preferred Stock” means a new series of Preferred Stock which, prior to the Closing, shall be designated by the GSL Board as Series C Perpetual Preferred Shares, $0.01 par value per share, with such rights, preferences, designations and other terms and conditions as are set forth in the Certificate of Designations.

“Stock Unit” means a bookkeeping entry representing the equivalent of one (1) share of Class A Common Stock.

“Subsidiary” means with respect to any Person, any other Person of which such first Person owns, directly or indirectly, (a) an amount of voting securities, other voting rights or voting partnership interests sufficient to elect at least a majority of the second Person’s Board of Directors or other governing body, or (b) if there are no such voting interests, more than 50% of the equity interests of such second Person.

“Tax Return” means any return, report, statement, form or other documentation (including any additional or supporting material and any amendments or supplements) filed or required to be filed with respect to or in connection with the calculation, determination, assessment or collection of any Taxes, including any information return, claim for refund, amended return or declaration of estimated tax.

“Tax” or “Taxes” means any and all federal, state, provincial, local and foreign taxes, including without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise, property, severance, stamp, capital stock, environmental or windfall taxes, assessments, governmental charges, duties or other like assessments or charges of any kind whatsoever together with all interest, penalties and additions imposed with respect to any such amounts, including any liability of a predecessor entity for any such amounts.

“Triton” means Triton Containers Holdings LLC, a Marshall Islands limited liability company.

“U.S. GAAP” means the Generally Accepted Accounting Principles in the United States.

ARTICLE XI

GENERAL PROVISIONS

11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

if to GSL or the Merger Subs, to:

Global Ship Lease, Inc.

c/o Global Ship Lease Services Ltd.

Portland House

Stag Place

London SW1E 5RS

United Kingdom

Attention: Ian J. Webber

Tel: +44 (0) 20 7869 8006

Fax: + 44 (0) 20 7869 8119

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Edward J. Chung

                  Lesley Peng

Tel: (212) 455-2000

Fax: (212) 455-2502

if to the Companies or any Company Unitholder, to:

c/o Technomar Shipping Inc.

3-5 Menandrou Str.

Kifisia 14561

Athens, Greece

Attention: Georgios Giouroukos

Tel: +30 210 6233670

Fax: +30 210 6233776

with a copy to:

Seward & Kissel LLP

One Battery Park Plaza

New York, NY 10004

Attention: Gary J. Wolfe

Tel: (212) 574-1223

Fax: (212) 480-8421

and

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

Attention: Michael A. Civale

Tel: (212) 735-3452

Fax: (917) 777-3452

or to such other address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day.

11.2 Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. Any reference in a Schedule contained in the disclosure schedules delivered by a party hereunder shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the Section of this Agreement that corresponds to such Schedule and any other representations and warranties of such party that are contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. The mere inclusion of an item in a Schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Material Adverse Effect or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. Reference to the phrase “material to GSL” means material to GSL and its Subsidiaries taken as a whole, and reference to the phrase “material to the Companies” means material to the Companies and its Subsidiaries taken as a whole.

11.3 Counterparts; Facsimile Signatures. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery by facsimile or electronic mail to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

11.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Exhibits and Schedules hereto, together with the Confidentiality Agreement, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 6.6 and Section 9.2, are not intended to confer upon any other Person any rights or remedies hereunder.

11.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.6 Enforcement.

(a) The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

(b) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns, shall be brought and determined in the Court of Chancery in the State of Delaware, or if (but only if) that court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts and to accept service of process in any manner permitted by such courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to lawfully serve process, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the Proceeding in such court is brought in an inconvenient forum, (ii) the venue of such Proceeding is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the applicable laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware, except (a) to the extent that the law of the Republic of the Marshall Islands is mandatorily applicable to the Mergers and (b) all matters relating to the fiduciary duties of the GSL Board and the Special Committee shall be subject to the laws of the Republic of the Marshall Islands.

11.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Legal Requirement or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

11.9 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 11.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.10 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

11.11 Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

11.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

11.13 Nonsurvival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate or other writing delivered pursuant hereto shall survive the Effective Time or the termination of this Agreement in accordance with its terms.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

POSEIDON CONTAINERS HOLDINGS LLC

By:	/s/ Georgios Giouroukos
Name: Georgios Giouroukos
Title: Chief Executive Officer

K&T MARINE LLC

By:	/s/ Georgios Giouroukos
Name: Georgios Giouroukos
Title: Chief Executive Officer

GLOBAL SHIP LEASE, INC.

By:	/s/ Ian J. Webber
Name: Ian J. Webber
Title: Chief Executive Officer

GSL SUB ONE LLC

By:	/s/ Ian J. Webber
Name: Ian J. Webber
Title: Authorized Officer

GSL SUB TWO LLC

By:	s/ Ian J. Webber
Name: Ian J. Webber
Title: Authorized Officer

[Signature Page to Agreement and Plan of Merger]

Solely for purposes of Article III, Article XI and Sections 5.2, 6.1 and 6.9:
KEP VI (NEWCO MARINE), LTD.

By:	/s/ James J. Connors, II
Name: James J. Connors, II
Title: Director

KIA VIII (NEWCO MARINE), LTD.

By:	/s/ James J. Connors, II
Name: James J. Connors, II
Title: Director

MAAS CAPITAL INVESTMENTS B.V.

By:	/s/ Mark Ras
Name: Mark Ras
Title: Director

MANAGEMENT INVESTOR CO.

By:	/s/ Dimitrios Tsiaklagkanos
Name: Dimitrios Tsiaklagkanos
Title: Director

ANMANI CONSULTING INC.

By:	/s/ Georgios Giouroukos
Name: Georgios Giouroukos
Title: Sole Director

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Certificate of Designations

See attached.

CERTIFICATE OF DESIGNATION

SERIES C PERPETUAL PREFERRED SHARES

The undersigned, Mr. Ian Webber, does hereby certify:

1. That he is the duly elected and acting Chief Executive Officer of Global Ship Lease, Inc., a Marshall Islands corporation (the “Corporation”).

2. That the Corporation’s Board of Directors, at a special meeting held on October 25, 2018, adopted the following resolution creating a series of Preferred Shares (this and other capitalized terms shall have the same meaning as in the Articles of Incorporation, unless defined in Section 9 hereof or as otherwise specified in this Certificate of Designation or unless the context otherwise requires) of the Corporation designated as “Series C Perpetual Preferred Shares.”

RESOLVED, a series of Preferred Shares, par value US$0.01 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or special rights and qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Section 1 Designation.

The Board of Directors of the Corporation hereby designates and creates a series of Preferred Shares to be designated as “Series C Perpetual Preferred Shares,” and fixes the preferences, rights, powers and duties of the holders of the Series C Perpetual Preferred Shares as set forth in this Certificate of Designation. Each share of Series C Perpetual Preferred Shares shall be identical in all respects to every other share of Series C Perpetual Preferred Shares.

Section 2 Shares.

The authorized number of Series C Perpetual Preferred Shares shall be 250,000 shares. The Corporation shall be required to issue fractions of Series C Perpetual Preferred Shares and shall not (i) arrange for the disposition of fractional interests, (ii) pay in cash the fair value of fractions of Series C Perpetual Preferred Shares or (iii) issue scrip or warrants therefor; provided that the Corporation shall not be required to issue fractional Series C Perpetual Preferred Shares in increments less than 0.000001 Series C Perpetual Preferred Shares (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Perpetual Preferred Shares), and any fraction of a Series C Perpetual Preferred Share less than 0.000001 Series C Perpetual Preferred Shares (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Perpetual Preferred Shares) shall result in the Corporation paying to the holder of such fraction of a Series C Perpetual Preferred Share the fair value of such fraction of a Series C Perpetual Preferred Share, such fair value to be determined in good faith by the Board of Directors.

Series C Perpetual Preferred Shares that are repurchased or otherwise acquired by the Corporation shall be cancelled and shall revert to the status of authorized but unissued Preferred Shares of the Corporation, undesignated as to series.

Section 3 Dividends.

If the Board of Directors shall declare a dividend or other distribution upon the then-outstanding Class A Common Shares, then the holders of Series C Perpetual Preferred Shares shall be entitled to receive the amount of dividends as would be payable in respect of the number of Class A Common Shares into which such Series C Perpetual Preferred Shares would be convertible (ignoring all conditions precedent to conversion in Section 6) at such time, such amount to be determined as of the record date for determination of holders of Class A Common Shares entitled to receive such dividend or distribution or, if no such record date is established, as of the date of such dividend or distribution.

Section 4 Liquidation Rights.

Upon the occurrence of any Liquidation Event, the holders of Series C Perpetual Preferred Shares shall be entitled to receive out of the assets of the Corporation or proceeds thereof legally available for distribution to shareholders of the Corporation, (i) after satisfaction of all liabilities, if any, to creditors of the Corporation, (ii) after all applicable distributions of such assets or proceeds being made to or set aside for the holders of any other class or series of Preferred Shares of the Corporation then outstanding in respect of such Liquidation Event, and (iii) concurrently with any applicable distributions of such assets or proceeds being made to or set aside for holders of Class A Common Shares then outstanding in respect of such Liquidation Event, a liquidating distribution in an amount equal to the amount payable in respect of the number of Class A Common Shares into which such Series C Perpetual Preferred Shares would be convertible (ignoring all conditions precedent to conversion in Section 6) at such time, such amount to be determined as of the record date for determination of holders of Class A Common Shares entitled to receive such distribution or, if no such record date is established, as of the date of such distribution.

Section 5 Voting Rights.

The holders of Series Perpetual Preferred Shares shall have the following voting rights:

Each Series C Perpetual Preferred Share shall entitle the holder thereof to 310 votes (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Class A Common Shares) on all matters submitted to a vote of shareholders. Except as otherwise provided herein or required by law, the Series C Perpetual Preferred Shares shall vote together with the Common Shares as one class in the election of directors of the Company and on all other matters submitted to a vote of the shareholders.

However, as long as any Series C Perpetual Preferred Shares are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the then outstanding Series C Perpetual Preferred Shares, (a) alter or change adversely the powers, preferences or rights given to the Series C Perpetual Preferred Shares or alter or amend this Certificate of Designation, (b) amend its Articles of Incorporation or other charter documents in any manner that adversely affects the powers, preferences or rights of the Series C Perpetual Preferred Shares, (c) increase the number of authorized Series C Perpetual Preferred Shares, or (d) enter into any agreement with respect to any of the foregoing.

Except as otherwise provided herein or required by law, holders of Series C Perpetual Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Class A Common Shares as set forth herein) for taking any corporate action.

Section 6 Conversion.

Upon a transfer of any Series C Perpetual Preferred Shares to any Person which is not an Affiliate of the initial holder thereof, such Series C Perpetual Preferred Shares shall automatically convert into a number of Class A Common Shares equal to the number of Series C Perpetual Preferred Shares transferred to such Person multiplied by 414.566 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Class A Common Shares), with any resulting fraction of a Class A Common Share rounded down to the nearest whole Class A Common Share.

On the date when the Corporation’s 9.875% First Priority Secured Notes due 2022 are no longer outstanding, the Series C Perpetual Preferred Shares held by each holder shall be convertible at the option of such holder into a number of Class A Common Shares equal to the number of Series C Perpetual Preferred Shares held by such holder multiplied by 414.566 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Class A Common Shares), with any resulting fraction of a Class A Common Share rounded to the nearest whole Class A Common Share (with 0.5 being rounded up).

The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued Class A Common Shares for the sole purpose of issuance upon conversion of the Series C Perpetual Preferred Shares, free from preemptive rights or any other actual contingent purchase rights of Persons other than the holders of the Series C Perpetual Preferred Shares, not less than such aggregate number of Class A Common Shares as shall be issuable (taking into account any adjustments as provided herein) upon the conversion of all outstanding Series C Perpetual Preferred Shares. The Corporation covenants that all Class A Common Shares that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

Upon conversion as set forth in this Section 6: (i) the Series C Perpetual Preferred Shares being converted shall be deemed converted into Class A Common Shares at 5:00 p.m. New York City time and (ii) the holder’s rights as a holder of such Series C Perpetual Preferred Shares shall cease and terminate, excepting only the right to receive certificates for or electronic delivery of such Class A Common Shares and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series C Perpetual Preferred Shares. Prior to conversion pursuant to this Section 6, the holders of Series C Perpetual Preferred Shares shall have no rights as a holder of Class A Common Shares and shall have the rights, preferences and privileges set forth herein.

Section 7 Maturity; Redemption.

The Series C Perpetual Preferred Shares shall be perpetual and shall not be subject to mandatory redemption, sinking fund or other similar provisions.

Section 8 Fundamental Transaction.

If, at any time while any Series C Perpetual Preferred Shares are outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions, effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any direct or indirect purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Class A Common Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Shares, (iv) the Corporation, directly or indirectly, in one or more related transactions, effects any reclassification, reorganization or recapitalization of the Class A Common Shares or any compulsory share exchange pursuant to which the Class A Common Shares are effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions, consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding Class A Common Shares (not including any Class A Common Shares held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then (x) immediately prior to the occurrence of such Fundamental Transaction, the Series C Perpetual Preferred Shares held by each holder shall be convertible at the option of such holder into a number of Class A Common Shares equal to the number of Series C Perpetual Preferred Shares held by such holder multiplied by 414.566 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Class A Common Shares), with any resulting fraction of a Class A Common Share rounded to the nearest whole Class A Common Share (with 0.5 being rounded up), and (y) each holder thereof shall receive as a result of such Fundamental Transaction, for each Class A Common Share issued upon such conversion, the number of shares of common stock (as applicable) of the successor or acquiring entity or the number of other securities (equity or debt) or amount of cash, property or other consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of one Class A Common Share.

If holders of Class A Common Shares are entitled to elect the proportion of securities, cash, property or other consideration to be received in a Fundamental Transaction, then each holder of Series C Perpetual Preferred Shares shall be given the same choice as to the proportion of securities, cash, property or other consideration as a holder of the number of Class A Common Shares for which such holder’s Series C Perpetual Preferred Shares are convertible immediately prior to such Fundamental Transaction is given. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new

Certificate of Designation in respect of a new series of preferred shares of the successor or acquiring entity, or the Corporation, if it is the surviving entity, (i) setting forth the same rights, preferences, privileges and other terms in respect of such new series of preferred shares as the rights, preferences, privileges and other terms contained in this Certificate of Designation in respect of the Series C Perpetual Preferred Shares, including, without limitation, the provisions contained in this Section 8, and (ii) evidencing, among other things, the holders’ right to convert each share of such new series of preferred shares into Alternate Consideration. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the surviving entity (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation in accordance with the provisions of this Section 8 pursuant to written agreements in form and substance reasonably satisfactory to the holders of a majority of the Series C Perpetual Preferred Shares and approved by the holders of a majority of the Series C Perpetual Preferred Shares prior to such Fundamental Transaction and shall, at the option of a holder of Series C Perpetual Preferred Shares, deliver to such holder in exchange for such holder’s Series C Perpetual Preferred Shares a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Series C Perpetual Preferred Shares which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the number of Class A Common Shares acquirable and receivable upon conversion of the Series C Perpetual Preferred Shares immediately prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the Class A Common Shares pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of the Series C Perpetual Preferred Shares immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the holder(s) thereof. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of, the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation with the same effect as if such Successor Entity had been named as the Corporation herein.

Section 9 Definitions.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question, or any other Person that is managed or governed by the same management company or investment adviser. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Articles of Incorporation” means the Amended and Restated Articles of Incorporation of the Corporation, as they may be amended from time to time in a manner consistent with this Certificate of Designation, and shall include this Certificate of Designation.

“BCA” means the Business Corporations Act of the Republic of the Marshall Islands.

“Board of Directors” means the board of directors of the Corporation or, to the extent permitted by the Articles of Incorporation and the BCA, any authorized committee thereof.

“Bylaws” means the bylaws of the Corporation, as they may be amended from time to time.

“Certificate of Designation” means this Certificate of Designation relating to the Series C Perpetual Preferred Shares, as it may be amended from time to time in a manner consistent with this Certificate of Designation, the Articles of Incorporation, the Bylaws and the BCA.

“Class A Common Shares” means the Class A Common Shares of the Corporation, par value US$0.01 per share.

“Common Shares” means the Class A Common Shares and any other outstanding class of common shares of the Corporation.

“Liquidation Event” means the occurrence of a liquidation, dissolution, winding up of the affairs of the Corporation, whether voluntary or involuntary. Neither the sale of all or substantially all of the property or business of the Corporation nor the consolidation or merger of the Corporation with or into any other Person, individually or in a series of transactions, shall be deemed a Liquidation Event.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency or political subdivision thereof or other entity.

Section 9 Notices.

All notices or communications in respect of the Series C Perpetual Preferred Shares shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designation, in the Articles of Incorporation, the Bylaws or by applicable law.

I further declare under penalty of perjury that the matters set forth in this Certificate of Designation are true and correct of my own knowledge.

Executed in London, England on [•], 2018.

Name: Ian Webber
Title: Chief Executive Officer

Exhibit B

Directors

Director	Class
1.George Giouroukos	II

2.Michael Chalkias	II

3.Menno Van Lacum	III

4.Henry Mannix III	I

5.Alain Pitner	I

6.Philippe Lemonnier	I

7.Alain Wils	III

8.Michael Gross	III

Exhibit C

Officers

Name	Office
Georgios Giouroukos (devoting approximately 50% of his working time)	Executive Chairman

Ian J. Webber	Chief Executive Officer

Anastasios Psaropoulos	Chief Financial Officer & Treasurer

Thomas Lister	Chief Commercial Officer

Exhibit D

Per Poseidon Unitholder Merger Consideration

Company Unitholder	Class A Common Stock	Series C Preferred Stock
KEP VI (Newco Marine), Ltd.	0	23,585.32
KIA VIII (Newco Marine), Ltd.	0	125,581.12
Maas Capital Investments B.V.	4,947,147	0
Management Investor Co.	9,399,580	0
Anmani Consulting Inc.	0	0

Exhibit E

Per K&T Unitholder Merger Consideration

Company Unitholder	Class A Common Stock	Series C Preferred Stock
KEP VI (Newco Marine), Ltd.	0	16,973.99
KIA VIII (Newco Marine), Ltd.	0	83,859.57
Maas Capital Investments B.V.	3,344,174	0
Management Investor Co.	6,353,930	0
Anmani Consulting Inc.	0	0